Ex-10.2

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 30, 2010

among

CLOPAY AMES TRUE TEMPER HOLDING CORP.,

as Borrower,

CLOPAY AMES TRUE TEMPER LLC,

as Holdings,

CERTAIN SUBSIDIARIES OF CLOPAY AMES TRUE TEMPER HOLDING CORP.,

as Guarantors,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC and DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

WELLS FARGO CAPITAL FINANCE, LLC and U.S. BANK, N.A.,

as Co-Documentation Agents

i

SCHEDULES:

Commitment Schedule
Schedule 1.01(a) — Account Debtors
Schedule 1.01(b) — Griffon Letters of Credit
Schedule 1.01(c) — Effective Date Guarantors
Schedule 3.05 — Properties
Schedule 3.06 — Disclosed Matters
Schedule 3.13 — Burdensome Agreements
Schedule 3.14 — Insurance
Schedule 3.15 — Capitalization and Subsidiaries
Schedule 3.16 — Labor Matters
Schedule 3.17 — Perfection Schedule
Schedule 4.01(p) — Post-Closing Perfection
Schedule 6.01(a) — Existing Indebtedness
Schedule 6.01(b) — Existing Guaranties
Schedule 6.02 — Existing Liens
Schedule 6.06 — Existing Investments
Schedule 6.09 — Existing Restrictive Agreements

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Base Certificate
Exhibit C — Form of Compliance Certificate
Exhibit D — Form of Joinder Agreement
Exhibit E — Form of Security Agreement
Exhibit F — Form of Intercreditor Agreement
Exhibit G — Form of Effective Date Certificate
Exhibit H — Form of Global Intercompany Note

v

AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 30, 2010 (as it may be amended or modified from time to time, this “Agreement”), among CLOPAY AMES TRUE TEMPER LLC, a Delaware limited liability company (“Holdings”), CLOPAY AMES TRUE TEMPER HOLDING CORP., a Delaware corporation (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H

WHEREAS, Clopay Acquisition Corp., a Delaware corporation and a subsidiary of the Borrower (“Acquisition Sub”), has entered into the Stock Purchase Agreement, dated as of July 19, 2010 (the “Acquisition Agreement”), with CHATT Holdings Inc., a Delaware corporation (the “Target”) and CHATT Holdings LLC, pursuant to which Acquisition Sub has agreed to acquire all of the Equity Interests of the Target and its subsidiaries (the “Acquisition”);

WHEREAS, to fund, in part, the Acquisition, the Borrower will incur term loans in an aggregate principal amount of $375,000,000;

WHEREAS, certain Subsidiaries of the Borrower are parties to the Credit Agreement, dated as of June 24, 2008, as amended, among Clopay Building Products Company, Inc., a Delaware corporation (“Clopay Building”), as a borrower, Clopay Plastic Products Company, Inc., a Delaware corporation (“Clopay Plastic”), as a borrower, JPMorgan Chase Bank, N.A., as administrative agent and the other lender parties thereto (the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested to amend and restate the Existing Credit Agreement such that (a) the Lenders will extend credit in the form of Revolving Loans, (b) the Issuing Banks will issue Letters of Credit and (c) the Swingline Lender will extend credit in the form of Swingline Loans, in each case at any time and from time to time, in an aggregate principal amount of up to $125,000,000, prior to the Maturity Date;

WHEREAS, the Obligations of the Borrower under the Loan Documents will continue to be guaranteed by the Guarantors;

WHEREAS, the Borrower and the other Loan Parties will continue to secure the Obligations (with the Administrative Agent, for the benefit of the Secured Parties, receiving a First Priority Lien on all ABL Collateral and a Second Priority Lien on all Term Collateral in accordance with the Intercreditor Agreement); and

WHEREAS, the Required Lenders (as defined in the Existing Credit Agreement) and the Administrative Agent are willing to amend the Existing Credit Agreement and the Lenders and the Issuing Banks are willing to make available to the Borrower such revolving credit and letter of credit facilities, in each case upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree that, as of the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

Definitions

Section 1.01.          Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan bears, or the Loans comprising such Borrowing bear, interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” has the meaning assigned to such term in the recitals hereto.

“Acquisition Agreement” has the meaning assigned to such term in the recitals hereto.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Acquisition Sub” has the meaning assigned to such term in the recitals hereto.

“Act” has the meaning assigned to such term in Section 9.15.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate in effect on such day (or, if such day is not a Business Day, as of the preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period commencing two Business Days thereafter plus the excess of the Applicable Rate with respect to Eurodollar Loans over the Applicable Rate with respect to ABR Loans.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means any currency other than dollars that is freely available, freely transferable and freely convertible into dollars and in which dealings in deposits are carried on in the London interbank market.

“Ames” means Ames True Temper, Inc., a Delaware corporation.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments of all the Lenders (if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall, in each case, be calculated disregarding the Defaulting Lender’s Commitment.

“Applicable Pricing Grid” means the table set forth below:

Average Availability	ABR Spread	Eurodollar Spread	Commitment Fee Rate

Category 1 > $83,000,000	1.25%	2.25%	0.50%

Category 2 > $42,000,000 but < $83,000,000	1.50%	2.50%	0.50%

Category 3 < $42,000,000	1.75%	2.75%	0.375%

For purposes of the foregoing, (a) each of the Applicable Rate and the Commitment Fee Rate shall be determined as of the end of each fiscal quarter of the Borrower (commencing after the end of the first full fiscal quarter ended after the Effective Date) based upon the daily average Availability for such fiscal quarter and (b) each change in the Applicable Rate and the

Commitment Fee Rate as determined by the Administrative Agent pursuant to clause (a) shall be effective on the first day of the next succeeding quarter (with such change to be effective until the next successive change) and the Administrative Agent shall promptly notify the Borrower and the Lenders of the determination of the average Availability for the applicable quarter, provided that the average Availability shall be deemed to be in Category 3 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver a Borrowing Base Certificate required to be delivered by it pursuant to Section 5.01(l), during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable rate per annum determined pursuant to the Applicable Pricing Grid under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the daily average Availability for the most recently completed fiscal quarter of the Borrower, provided that, the first such adjustment shall be made in respect of the first full fiscal quarter ended after the Effective Date and, until such adjustment is made, the “Applicable Rate” shall be the applicable rate per annum set forth in the Applicable Pricing Grid in Category 1.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arrangers” means J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. in their capacities as joint lead arrangers of the Commitments.

“Asset Sale” means any sale, transfer, lease (other than operating leases entered into in the ordinary course of business) or other disposition of assets made in reliance on Section 6.04(e), other than any such disposition resulting in aggregate Net Asset Sale Proceeds not exceeding $2,000,000 in a single transaction or a series of related transactions and not exceeding $5,000,000 when aggregated with the Net Asset Sale Proceeds of other such dispositions during any fiscal year of Holdings.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“ATT” means ATT Holding Co., a subsidiary of the Target.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base minus (b) the Aggregate Credit Exposure of all Lenders.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitments” means, at any time, the Revolving Commitments then in effect minus the Revolving Exposure of all Lenders at such time.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding Banking Services Obligations.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or such Person has consented to, approved of, or acquiesced in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, at any time, the sum of (a) 85% of the Loan Parties’ Eligible Accounts at such time, plus (b) the lesser of (i) 70% of the Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, plus (c) 100% of cash and Permitted Investments in Controlled Accounts with the Administrative Agent, minus (d) Reserves.  The Administrative Agent may, in its Permitted Discretion, adjust Reserves, with any such changes to be effective two Business Days after delivery of notice thereof to the Borrower and the Lenders.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(l) of the Agreement.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.02.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Buying Group” means any Person (a) that provides Account Debtors who are members of such Person discounts on the purchase of merchandise and (b) to which any Account Debtor forwards payments on Accounts for such Person to remit to the Loan Parties.

“Canadian Borrower” means any Subsidiary of the Borrower that is organized under the laws of Canada and has been designated as the borrower under the Canadian Facility in accordance with Section 2.09(h).

“Canadian Borrowing Base Assets” has the meaning assigned to such term in Section 2.09(h).

“Canadian Commitment” means, with respect to any Lender, the commitment, if any, of such Person to make loans to a Canadian Borrower in accordance with Section 2.09(h).

“Canadian Facility” means the Canadian Commitments and the loans thereunder.

“Canadian Lender” has the meaning assigned to such term in Section 2.09(i).

“Capital Expenditures” means, for any period, expenditures during such period for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes of Section 6.01, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Dominion Period” has the meaning assigned to such term in the Security Agreement.

“Change of Control” means (a) any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder) (i) shall have acquired ownership or control, directly or indirectly, beneficially or of record, of 35% or more on a fully diluted basis of the aggregate voting power and/or aggregate economic interest represented by the issued and outstanding Equity Interests of the Control Person or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Control Person; (b) prior to a Permitted Change of Control Transaction, Griffon shall beneficially own and control, directly or indirectly, less than 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Holdings; (c)  Holdings shall beneficially own and control, directly or indirectly, less than 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower; (d)  the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Control Person shall cease to be occupied by Persons who either (i) were members of the board of directors of the Control Person on the Effective Date or (ii) were nominated for election by the board of directors of the Control Person, a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by a majority of such directors; or (e) any “change of control” (as such term is defined in any Term Loan Document) under any Term Loan Document shall occur.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances, or Overadvances.

“Clopay Building” has the meaning assigned to such term in the recitals hereto.

“Clopay Plastic” has the meaning assigned to such term in the recitals hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets (including Equity Interests) on which a Lien is purported to be granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to any Collateral Document to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Administrative Agent shall have received from Holdings and each of its Domestic Subsidiaries (other than any Immaterial Subsidiary) either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person as a “Guarantor” (or “Borrower”, in the case of the Borrower) or (ii) in the case of any Person that becomes a Domestic Subsidiary (other than an Immaterial Subsidiary), or a Domestic Subsidiary that ceases to be an Immaterial Subsidiary, in each case after the Effective Date, a Joinder Agreement duly executed and delivered on behalf of such Person;

(b)           the Administrative Agent shall have received from the Borrower, Holdings and each Domestic Subsidiary (other than any Immaterial Subsidiary) either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Domestic Subsidiary (other than an Immaterial Subsidiary), or a Domestic Subsidiary that ceases to be an Immaterial Subsidiary, in each case after the Effective Date, a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(c)           in the case of any Person that becomes a Domestic Subsidiary (other than an Immaterial Subsidiary), or a Domestic Subsidiary that ceases to be an Immaterial Subsidiary, in each case after the Effective Date, the Administrative Agent shall have received documents and opinions of the type referred to in Section 4.01(c), Section 4.01(p) and Section 4.01(q) with respect to such Domestic Subsidiary;

(d)           all Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement and, in the case of Equity Interests in any first-tier Foreign Subsidiary (other than any Immaterial Subsidiary), where the Administrative Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement (provided that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any Foreign Subsidiary), and the Administrative Agent shall, to the extent required by the Intercreditor Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e)           (i) all Indebtedness of Griffon and its Affiliates, Holdings, the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by the Global Intercompany Note (and no other instrument) and (ii) such Global Intercompany Note (along with any other promissory notes evidencing Indebtedness of any other Person in a principal amount of $250,000 or more that is owing to any Loan Party, if any) shall have been pledged pursuant to the Security Agreement, and, to the extent required by the Intercreditor Agreement, the Administrative Agent shall have received such Global Intercompany Note (and any such promissory notes), together with undated instruments of transfer with respect thereto endorsed in blank;

(f)            all documents and instruments, including UCC financing statements, required by applicable law or reasonably requested by Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(g)           in respect of a Mortgaged Property not subject to a Mortgage pursuant to the Existing Credit Agreement as of the Effective Date, the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien with the priority required by the Intercreditor Agreement on the Mortgaged Property described therein, free of any other Liens other than Permitted Encumbrances and Liens under the Term Loan Documents, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request,

(iii)  (A) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower or the applicable Loan Party in the event any such Mortgaged Property is located in a special flood hazard area) and (B) if any portion of such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (now or as hereafter in effect or any successor act thereto), (1) flood insurance with a financially sound and reputable insurer, in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (2) evidence of such insurance in form and substance reasonably acceptable to the Administrative Agent, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents (including an opinion of counsel (which shall be reasonably satisfactory to the Administrative Agent) in each state in which Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent) as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(h)           in the case of Mortgaged Properties subject to an Existing Mortgage, the Administrative Agent shall have received (i) counterparts of an amendment to the Existing Mortgage covering such Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by the record owner of such Mortgaged Property, (ii) either (A) a “date-down” endorsement to the existing title insurance policy for such parcel of Mortgaged Property issued by the title company that issued such existing title insurance policy, which endorsement shall update the effective date of such existing title insurance policy, shall amend the description of the insured Existing Mortgage to include the amendment to such Existing Mortgage, which shall insure the Lien of each Existing Mortgage, as amended,  as a valid and enforceable Lien with the priority required by the Intercreditor Agreement on the Mortgaged Property described therein, free of any other Liens other than Permitted Encumbrances and Liens under the Term Loan Documents, and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent or (B) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien with the priority required by the Intercreditor Agreement on the Mortgaged Property described therein, free of any other Liens other than Permitted Encumbrances and Liens under the Term Loan Documents, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) (A) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower or the applicable Loan Party in the event any such Mortgaged Property is located in a special flood hazard area) and (B) if any portion of such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (now or as hereafter in effect or any successor act thereto), (1) flood insurance with a financially sound and reputable insurer, in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (2) evidence of such insurance in form and substance reasonably acceptable to the Administrative Agent, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents (including an opinion of counsel (which shall be reasonably satisfactory to the Administrative Agent) in each state in which Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent) as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(i)           with respect to each Deposit Account (other than (x) any Deposit Account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation and similar expenses and (y) Deposit Accounts with a balance not exceeding $25,000 individually or $100,000 in the aggregate) and each securities account maintained by any Loan Party with any depositary bank or securities intermediary, the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and such depositary bank or securities intermediary, as the case may be, of a Control Agreement.

The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Perfection Certificate, the Control Agreements, the Collateral Access Agreements, if any, and any other instruments, documents or agreements delivered by or on behalf of a Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant or perfect a Lien upon the Collateral as security for payment of the Secured Obligations.

“Combined Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is or is reasonably likely to be materially adverse to the financial condition or results of operations, assets, liabilities or business of Holdings, the Target and their respective subsidiaries, taken as a whole (the “Combined Business”), provided that any material adverse change (including a prospective change) to the Combined Business’s, taken as a whole, business relationship with The Home Depot Inc., Lowe’s Companies, Inc., Wal-Mart Stores, Inc., Menards, Inc. or Procter & Gamble, Co. or any of their respective subsidiaries or affiliates with whom the Combined Business and its subsidiaries, taken as a whole, has a material business relationship as of the date hereof

(collectively, the “Combined Business Major Customers”) shall constitute the basis for a Combined Material Adverse Effect or a material adverse change, since September 30, 2009 (with respect to Holdings and its Subsidiaries) and October 3, 2009 (with respect to the Target and its Subsidiaries); provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Combined Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by the Acquisition Agreement (other than with respect to any of the Combined Business’s and its subsidiaries’ relationships with any Combined Business Major Customer); (b) any adverse change, effect, event, occurrence, state of facts or development affecting the lawn and garden industry (that does not disproportionately affect the Combined Business and its subsidiaries, taken as a whole), the United States economy as a whole or the capital markets in general; (c) any adverse change, event, development, or effect arising from or relating to changes in GAAP; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, the Acquisition Agreement (other than consummation of the closing of the transactions contemplated by the Acquisition Agreement itself); or (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly involving the United States of America.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee Rate” means, as of any date of determination, the rate per annum determined pursuant to the Applicable Pricing Grid under the caption “Commitment Fee Rate”, based upon the daily average Availability for the most recently completed fiscal quarter of the Borrower, provided that, the first such adjustment shall be made in respect of the first full fiscal quarter ended after the Effective Date and, until such adjustment is made, the Commitment Fee Rate shall be 0.50%.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Company Intellectual Property” has the meaning assigned to such term in Section 3.05(b).

“Company Material Adverse Effect” “ means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is or is reasonably likely to be materially adverse to (i) the financial condition or results of operations, assets, liabilities or business of the Target and its subsidiaries taken as a whole, provided that any material adverse change (including a prospective change) to the Target’s and its subsidiaries’, taken as a whole, business relationship with The Home Depot Inc., Lowe’s Companies, Inc. or Wal-Mart Stores, Inc. or any of their respective subsidiaries or affiliates with whom the Target and its subsidiaries, taken as a whole, has a material business relationship as of the date hereof (collectively, the “Company Major Customers”) shall constitute the basis for a Company Material Adverse Effect or a material adverse change; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by the Acquisition Agreement (other than with respect to any of the Target’s and its subsidiaries’ relationships with any Company Major Customer); (b) any adverse change, effect, event, occurrence, state of facts or development affecting the lawn and garden industry (that does not disproportionately affect the Target and its subsidiaries, taken as a whole), the United States economy as a whole or the capital markets in general; (c) any adverse change, event, development, or effect arising from or relating to changes in GAAP; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, the Acquisition Agreement (other than consummation of the closing of the transactions contemplated by the Acquisition Agreement itself); or (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly involving the United States of America, or (ii) the ability of the Target to timely consummate the transactions contemplated by the Acquisition Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Control Person” means, prior to a Permitted Change of Control Transaction, Griffon, and, thereafter, Holdings.

“Controlled Accounts” means deposit accounts and/or securities accounts maintained with the Administrative Agent or with respect to which a Control Agreement reasonably satisfactory to the Administrative Agent shall been executed and delivered by the applicable Loan Party and depositary institution or securities intermediary, as applicable; provided that in no event shall any deposit account be a Controlled Account if such account is established for the sole purpose of depositing the net cash proceeds of any Loan Party with respect to any asset sale, incurrence of Indebtedness or casualty event pending the application of such proceeds to the prepayment of loans under the Term Loan Documents in accordance with the mandatory prepayment provisions thereof.

“Covenant Defeasance” with respect to any Senior Notes, has the meaning assigned to such term in the Senior Notes Indenture under which such Senior Notes were issued.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit, Swingline Loans, Protective Advances or Overadvances or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit, Swingline Loans, Protective Advances and Overadvances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve most recently ended fiscal months divided by (b) total gross sales for such twelve most recently ended fiscal months.

“Dilution Reserve” shall mean, at any date on which the Dilution Ratio exceeds 5%, an amount equal to the product of (i) the percentage by which the applicable Dilution Ratio exceeds 5% multiplied by (ii) the Eligible Accounts, in each case, on such date.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Documents” has the meaning assigned to such term in the Security Agreement.

“Dollar Equivalent” means, on any date of determination, with respect to any amount in any currency other than dollars, the equivalent in dollars of such amount, determined using the Exchange Rate with respect to such currency in effect for such amount on such date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period, the sum of Net Income, plus to the extent reducing net income, the sum, without duplication, of (i) Interest Expense, (ii) total depreciation and amortization expense, (iii) foreign, Federal, state and local income taxes for such period, computed in accordance with GAAP, (iv) other non-cash charges reducing Net Income (excluding such non-cash charge to the extent it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period, and it being understood that any write down or write off of current assets is not a non-cash charge), (v) transaction costs, fees and expenses relating to the Transactions (if incurred prior to the date that is 90 days after the Effective Date), (vi) management fees paid to Castle Harlan, Inc. pursuant to the Target Management Agreement (if paid prior to the Effective Date), (vii) restructuring charges incurred in connection with the closing and restructuring of idle facilities (excluding restructuring charges incurred in connection with the Louisville, Kentucky facility and the internal legal entity restructuring of Garant Inc.) and non-recurring restructuring charges incurred in connection with consolidation of facilities of Clopay Building; provided that (A) the aggregate amount of such charges referred to in this clause (vii) that occurred during any portion of such period prior to the Effective Date shall not exceed $9,000,000 and (B) the aggregate amount of such charges referred to in this clause (vii) for all periods ending after the Effective Date shall not exceed $7,000,000, (viii) expenses related to the acquisition of West Barrows Mix Pty Ltd., in aggregate amount not to exceed $2,000,000, (ix) any severance or similar one time compensation charges in an aggregate amount not to exceed $5,000,000 in any four fiscal quarter period, provided that the aggregate amount of such charges for all periods ending after the Effective Date shall not exceed $10,000,000, (x) fees, expenses and charges relating to any offering of Equity Interests or Indebtedness of Holdings or its Subsidiaries or any Permitted Acquisition, (xi) stock options or other equity-based compensation charges that are non-cash, (xii) any dividend on preferred Equity Interests (other than Disqualified Equity Interests) and (xiii) any after-tax losses attributable to Asset Sales, Insurance/Condemnation Events or returned surplus assets of any Plan or repurchase by the Borrower of loans under the Term Loan Credit Agreement pursuant to Section 2.10(c) of the Term Loan Credit Agreement, minus the sum of (a) other non-cash gains increasing Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), (b) any after-tax gains attributable to Asset Sales, Insurance/Condemnation Events or returned surplus assets of any Plan or repurchase by the

Borrower of loans under the Term Loan Credit Agreement pursuant to Section 2.10(c) of the Term Loan Credit Agreement, (c) payments received from the distribution of tariffs collected under the U.S. Continued Dumping and Subsidy Offset Act of 2000 and (d) any payments permitted by Section 6.07(a)(ii) made by the Borrower to Holdings that do not otherwise reduce EBITDA.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Certificate” means a certificate substantially in the form attached hereto as Exhibit G.

“Eligible Accounts” means, at any time, the Accounts of the Loan Parties which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder (it being understood that any representation and warranty by the Borrower as to whether Accounts constitute Eligible Accounts shall be based on the eligibility criteria set forth in this Agreement and any additional standards of eligibility or changes to eligibility or standard of eligibility effected by the Administrative Agent in accordance with this Agreement).  Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:

(a)           which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent and (iii) a Lien permitted by Section 6.02(c);

(c)           with respect to which the scheduled due date is more than 90 days after the original invoice date, is unpaid more than 120 days after the date of the original invoice therefor or more than 60 days after the original due date, or which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible;

(d)           which is owing by an Account Debtor, or for which payments shall be remitted by a Buying Group, for which more than 50% of the aggregate amount of Accounts owing from such Account Debtor or its Affiliates, or with respect to which the Buying Group or its Affiliates will remit payments, are ineligible pursuant to clause (c) above;

(e)           which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates (or, with respect to any Buying Group, the aggregate amount of Accounts for which payments shall be remitted by such Buying Group) to the Loan Parties exceeds, except as set forth on Schedule 1.01(a), (i) 25%, with respect to Menards, Inc., and (ii) otherwise, 10%, in each case of the aggregate amount of Eligible Accounts of such Loan Parties;

(f)            with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(g)           which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the applicable Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)           for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party or if such Account was invoiced more than once;

(i)            with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)            which is owed by an Account Debtor, or for which payments shall be remitted by a Buying Group, which has at the time of the determination (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor or a Buying Group that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)           which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l)            which is owed by an Account Debtor, or for which payments shall be remitted by a Buying Group, which, (i) does not maintain its chief executive office in the U.S. or Canada, or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada or any province of Canada, unless, in either case, (x) such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent or (y) such Account Debtor is a foreign Affiliate of either Proctor & Gamble, Co., Kimberly Clark, The Home Depot Inc., Lowe’s Companies, Inc., or Wal-Mart Stores, Inc., but only to the extent to which the Eligible Accounts of such Account Debtors do not exceed in the aggregate $20,000,000 at any time;

(m)          which is owed in any currency other than U.S. dollars;

(n)           which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps reasonably necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;

(o)           which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(p)           which is owed by an Account Debtor or any Affiliate of such Account Debtor, or for which payment shall be remitted by any Buying Group or any Affiliate of such Buying Group, to which the applicable Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor or a Buying Group, in each case to the extent thereof;

(q)           which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r)            which is evidenced by any promissory note, chattel paper, or instrument;

(s)           which is owed by an Account Debtor, or for which payment shall be remitted by a Buying Group, located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(t)            with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account;

(u)           which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)           which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the applicable Loan Party has an ownership interest in such goods, or which indicates any party other than the applicable Loan Party as payee or remittance party; or

(w)          which was created on cash on delivery terms.

In the event that a material Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount (without duplication of any Reserve taken therefor), (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.  Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective two Business Days after delivery of written notice thereof to the Borrower and the Lenders.

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder (it being understood that any representation and warranty by the Borrower as to whether Inventory constitutes Eligible Inventory shall be based on the eligibility criteria set forth in this Agreement and any additional standards of eligibility or changes to eligibility or standards of eligibility effected by the Administrative Agent in accordance with this Agreement).  Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)           which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent and (iii) a Lien permitted by Section 6.02(c);

(c)           which is, in the Administrative Agent’s opinion as notified to the Borrower, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)           with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform in any material respect to all reasonably applicable standards imposed by any Governmental Authority;

(e)           in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)            which is not finished goods (other than raw materials) or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business; provided that “Eligible Inventory” may include work-in-process of Ames or any of its Subsidiaries, in an aggregate amount not to exceed $10,000,000, to the extent such work-in-process is supported for inclusion in the Borrowing Base by an Inventory appraisal acceptable to the Administrative Agent;

(g)           which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(h)           on or after the date which is 90 days after the Effective Date, which is located in any location leased by the applicable Loan Party where Inventory valued in excess of $500,000 is located unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i)            which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j)            which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k)           which is a discontinued product or component thereof;

(l)            which is the subject of a consignment by the applicable Loan Party as consignor;

(m)          which contains or bears any intellectual property rights licensed to the applicable Loan Party unless the Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n)           which is not reflected in a current perpetual inventory report of the applicable Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory); or

(o)           for which reclamation rights have been asserted by the seller.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective two Business Days after delivery of written notice thereof to the Borrower and the Lenders.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, written notices of non-compliance or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means a cash equity contribution (direct or indirect) from Griffon to Holdings in an aggregate amount equal to the excess of $196,000,000 over the aggregate amount of unrestricted freely available cash on hand of Holdings and its Subsidiaries as of the Effective Date (before giving effect to the Acquisition); provided that any Equity Interests issued in respect thereof should be common Equity Interests of Holdings.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction, (c) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by Holdings or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by Holdings or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the incurrence by Holdings or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by Holdings or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to dollars in relation to any Alternative Currency, the rate at which dollars may be exchanged into such currency, as set forth on such day on the applicable Reuters World Currency Page.  In the event such rate does not appear on the applicable Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates, or such other method, as may be determined by the Borrower (subject to the approval of Administrative Agent, not to be unreasonably withheld), and such determination shall be conclusive and binding, absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or any similar tax imposed in lieu of net income taxes by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction referred to in clause (a), and (c) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any United States withholding tax resulting from any law in effect (including FATCA) on amounts payable to such Lender at the time (and in the case of FATCA, including any regulations or official interpretations thereof issued after) such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.17(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Debt Agreements” means all agreements, undertakings, instruments and other documents in effect immediately prior to the Effective Date under which Holdings or any of its Subsidiaries has any Indebtedness (other than Indebtedness set forth on Schedule 6.01(a)), including (i) the Amended and Restated Credit Agreement, dated as of April 7, 2006, as amended, among Ames, Acorn Products, Inc., UnionTools, Inc. and Ames True Temper Properties, Inc., as Borrower, ATT, as a parent guarantor, Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and the other lender parties thereto and (ii) the Senior Notes Indentures.

“Existing Mortgages” means each of the mortgages, deeds of trust or other agreements made pursuant to the Existing Credit Agreement by any Loan Party in favor or the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (i) the Second Amended and Restated Fee Letter, dated as of September 8, 2010, among the Parent, Clopay Acquisition Corp., the Administrative Agent, Goldman Sachs Lending Partners LLC, JPMorgan, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas and (ii) the Administrative Agent Fee Letter, dated as of September 30, 2010, among the Borrower and the Administrative Agent.

“Fee Payment Date” means the third Business Day following the last day of each March, June, September and December.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Loan Party or the Borrower, as the case may be.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over all other Liens to which such Collateral is subject, other than any Permitted Encumbrances.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Indebtedness (other than Indebtedness under this Agreement) made during such period, plus expense for taxes paid in cash (net of any cash refunds in respect of such taxes, but not less than zero), plus dividends, distributions or management fees paid in cash, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each fiscal month of Holdings for the most-recently ended twelve fiscal months, of (a) EBITDA minus Capital Expenditures paid in cash (excluding cash payments financed with Indebtedness other than Revolving Loans) to (b) Fixed Charges, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (provided, that such determination in respect of any such period which includes the Effective Date shall be made on a pro forma basis with respect to the Acquisition as though the Acquisition had been consummated on the first day of such period).

“Floating Rate Notes” means the Senior Floating Rate Notes due 2012, issued by Ames pursuant to the Floating Rate Notes Indenture.

“Floating Rate Notes Indenture” means the Indenture for Senior Floating Notes due 2012, dated January 14, 2005, among Ames, as Issuer, ATT, as Guarantor, and The Bank of New York, as Trustee, and the Supplemental Indenture to the Indenture dated January 14, 2005, dated as of December 17, 2007 and among Ames, Ames U.S. Holding Corp., Ames Holdings, Inc., Ames True Temper Properties, Inc., ATT and The Bank of New York, as Trustee.

“Floating Rate Supplemental Indenture” means a Supplemental Indenture to the Floating Rate Notes Indenture to be entered into on or prior to the Effective Date among Ames, Ames U.S. Holding Corp., Ames Holdings, Inc. Ames True Temper Properties, Inc., ATT, and The Bank of New York, as Trustee, which Supplemental Indenture shall be substantially the same, in form and substance, as the form of Supplemental Indenture previously delivered to the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by Holdings or any ERISA Affiliate.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Obligations, governed by the laws of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Accounts” has the meaning assigned to such term in Section 4.01(j).

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of determination thereof.

“Global Intercompany Note” means a promissory note substantially in the form of Exhibit H evidencing Indebtedness owed among the Loan Parties and their Subsidiaries.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Griffon” means Griffon Corporation, a Delaware corporation.

“Griffon Letters of Credit” means the outstanding letters of credit issued by JPMorgan Chase Bank, N.A. or Bank of America, N.A. described on Schedule 1.01(b).

“Group Members” means the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Borrower)).

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than the Borrower) that is a party to this Agreement as a “Guarantor” and a party to the Security Agreement as a “Grantor” thereunder.  The Guarantors as of the Effective Date are set forth on Schedule 1.01(c).

“Guaranty” means Article X of this Agreement.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, hazardous or toxic polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Activity” means any past, current or proposed activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Historical Financial Statements” means (a) separate audited consolidated financial statements of each of Clopay Holding Co. and its Subsidiaries (prior to the Acquisition) and of ATT and its Subsidiaries, for the 2007, 2008 and 2009 fiscal years, consisting of audited consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, and (b) (i) separate unaudited consolidated quarterly financial statements of each of Clopay Holding Co. and its Subsidiaries (prior to the Acquisition) and of ATT and its Subsidiaries as of the end of and for each fiscal quarter subsequent to the financial statements provided for the 2009 fiscal year pursuant to clause (a), consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the twelve-month period, ending on such date and (ii) internal monthly “flash reports” of each of Clopay Holding Co. and its Subsidiaries (prior to the Acquisition) and of ATT and its Subsidiaries as of the end of and for each subsequent calendar month.

“Holdings” has the meaning assigned to such term in the preamble hereto.

“Immaterial Subsidiary” means, as of any date, any Subsidiary with consolidated total assets of less than $2,500,000, provided that the aggregate consolidated assets of all Immaterial Subsidiaries may not exceed $10,000,000, collectively, at any time (and the Borrower will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade payables, accrued expenses and current accounts payable in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person which are required to be classified as liabilities under GAAP, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) Disqualified Equity Interests.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvent” with respect to any Multiemployer Plan, means insolvent within the meaning of Section 4245 of ERISA.

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking, of all or any part of any assets of Borrower or any Subsidiary other than any of the foregoing resulting in aggregate Net Insurance/Condemnation Proceeds not exceeding $2,000,000 from a single event or a series of related events and not exceeding $5,000,000 when aggregated with the Net Insurance/Condemnation Proceeds from all other such events during any fiscal year of Holdings.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning assigned to such term in the Security Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, between the Loan Parties, the Administrative Agent and the Term Loan Administrative Agent, substantially in the form attached hereto as Exhibit F.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” means, with reference to any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Group Members for such period with respect to all outstanding Indebtedness of the Group Members (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Group Members for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first day of each April, July, October and January to occur while such Loan is outstanding and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to all Lenders, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment” means, by any Person, (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such person for or in connection with the direct or indirect redemption, purchase or other acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any capital contribution to any other Person, (b) the amount of any direct or indirect redemption, purchase or other advance, loan or extension of credit by such Person, to any other Person, or Guarantee or other similar obligation of such Person with respect to any Indebtedness or other obligation of such other Person (other than trade payables in the ordinary course of business), and (without duplication) any amount committed to be advanced, loans, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a Guarantee or similar obligation by such Person for the benefit of, such other Person and (c) all investments consisting of any exchange traded or over the counter derivative transaction, including any Swap Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (a), (b) and (c) shall be the original cost of the Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investments, and any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”.

“Issuing Bank” means JPMorgan or Bank of America, N.A., each with respect to Letters of Credit issued by it, and in each case its successors in such capacity as provided in Section 2.06(i).  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit D.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the applicable Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to eurodollar deposits in dollars in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for eurodollar deposits in dollars with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Guaranty, the Intercreditor Agreement, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lenders whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Management Agreement” means that certain Management Agreement, dated as of July 8, 1986, between Griffon and the Parent.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b)  the Collateral, or the Administrative Agent’s Liens (on behalf of the Secured Parties) on the Collateral or the priority of such Liens, in each case, taken as a whole, or (c) the validity and enforceability of the material provisions of the Loan Documents or the material rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of one or more Group Members, in an aggregate principal amount exceeding $15,000,000.  For purposes of determining Material Indebtedness, the “obligations” of any one or more Group Members in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that any Group Member would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means September 30, 2015 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means any fee-owned Real Estate Asset having a fair market value in excess of $100,000 as of the date of the acquisition thereof (which properties, in each case as of the Effective Date, are specified as “Mortgaged Properties” on Schedule 3.05).

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, on owned real property in the United States of America of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Narrative Report” means with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries (providing a summary of such operations consistent with disclosure that would be made by a public company registered with the SEC) for the applicable fiscal quarter or fiscal year and for the period from the beginning of the then current fiscal year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) cash (which term, for the purposes of this definition, shall include Permitted Investments) payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide costs, fees and expenses incurred in connection with such Asset Sale, including (a) income or gains taxes payable (or reasonably and good faith estimated to be payable) by the seller as a result of any gain recognized in connection with such Asset Sale, (b) attorneys fees, accounting fees, investment banking fees and consulting fees incurred in connection with such Asset Sale, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans or the Term Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (d) a reasonable escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Group Member, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which any Group Member has an ownership interest, except the income of such Person shall be included to the extent that any such income is actually received by such Group Member in the form of dividends or similar distributions, (c) the income of any Subsidiary of Holdings to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (d) (to the extent not included in clauses (a) through (c) above) any extraordinary gains or losses in accordance with GAAP.

“Net Insurance/Condemnation Proceeds” means, with respect to any Insurance/Condemnation Event, an amount equal to: (i) any cash (which term, for the purposes of this definition, shall include Permitted Investments) payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs, fees and expenses incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide costs, fees and expenses incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including, without limitation, income taxes payable (or reasonably and good faith estimated to be payable) as a result of any gain recognized in connection therewith and any attorneys fees incurred in connection with such Insurance/Condemnation Event.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Banks or any indemnified party arising under the Loan Documents (other than any of the Term Loan Secured Parties (as defined in the Intercreditor Agreement), in their capacities as such).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Overadvance Exposure” means, with respect to any Lender at any time, an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of Overadvances at such time.

“Parent” means Clopay Corporation, a Delaware corporation.

“Parent Entity” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04(b)(v)(1).

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in form and substance reasonably satisfactory to the Administrative Agent that provides information with respect to Holdings, the Borrower and each Domestic Subsidiary and their respective assets.

“Permitted Acquisition” means any acquisition (other than the Acquisition) by any Loan Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, at least 51% of the Equity Interests of, or a business line or unit or a division of, any Person; provided, that:

(a)           such acquisition shall be consummated in accordance with all applicable laws and in conformity with all applicable governmental authorizations, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(b)           in the case of the acquisition of Equity Interests, (i) at least 51% of the Equity Interests acquired or otherwise issued by such Person or any newly formed Subsidiary of any Loan Party in connection with such acquisition shall be directly and beneficially owned by a Loan Party and (ii) the Person whose Equity Interests are acquired shall become a Subsidiary and, unless such a Subsidiary is an Immaterial Subsidiary, a Guarantor and shall otherwise comply with the requirements of Section 5.13;

(c)           in the case of any acquisition of $10,000,000 or more (whether paid in cash, securities, the assumption of debt or otherwise), the Borrower shall have delivered to Administrative Agent at least five Business Days prior to such proposed acquisition, a certificate evidencing compliance with Section 6.06(e), together with a reasonably detailed description of such acquisition, including the aggregate Acquisition Consideration for such acquisition, and any other information reasonably required to demonstrate such compliance;

(d)           such acquisition shall be consensual; and

(e)           if the assets acquired are to be included in the Borrowing Base, the Borrower shall have delivered all information reasonably requested by the Administrative Agent in its Permitted Discretion and the Administrative Agent shall have received acceptable field examinations and Inventory appraisals to include the acquired assets within the Borrowing Base.

“Permitted Change of Control Transaction” means a “spin-off” transaction whereby all the Equity Interests in Holdings are “spun-off” from Parent to Griffon, and from Griffon ratably to the holders of all the Equity Interests in Griffon, pursuant to which Holdings ceases to be an indirect Subsidiary of Griffon and becomes a public company; provided that (i) any Indebtedness and liabilities of Griffon, Parent or their respective Affiliates (other than the Group Members) assumed by any Group Member in connection with such transaction must be expressly permitted to be assumed under Section 6.01 and Section 6.02, (ii) prior to and immediately after giving effect to such transaction, no Default shall have occurred and be continuing, (iii) any potential Tax liability incurred or assumed by any Group Member (either as a primary obligor or as a member of Griffon’s or the Parent’s consolidated group) as a result of such spin-off transaction and/or related transactions could not reasonably be expected to have more than an immaterial adverse effect on the Group Members taken as a whole and (iv) any expenses related to or resulting from the accelerated vesting of any equity-based compensation program, time-vested management incentive program or management bonus program of Griffon, Holdings or its Affiliates in connection with such “spin-off” transaction shall be paid solely by Griffon or its Affiliates (other than the Group Members) .

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes, assessments and governmental charges or claims that are not yet due and payable or are being contested in compliance with Section 5.04;

(b)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not material and not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges, deposits and statutory trusts made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, governmental contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            easements, zoning restrictions, rights-of-way, licenses, covenants or other imperfections of title and similar encumbrances on or other matters affecting real property that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings or any Subsidiary of Holdings;

(g)           with respect to any leasehold property, Liens placed upon or suffered by the landlord with respect to the underlying fee estate; and

(h)           other Liens or matters approved by the Administrative Agent in any policy of title insurance issued in connection with any Mortgage for a Mortgaged Property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Refinancing” means any modification, refinancing, refunding, renewal or extension of the Term Loan Facility; provided that (a) the principal amount thereof does not exceed the principal amount of the Term Loan Facility except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension , (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Term Loan Facility, (c) no Default or Event of Default shall have occurred and be continuing, (d) such modification, refinancing, refunding, renewal or extension is incurred by the Borrower, (e) such Permitted Refinancing is secured only by all or any portion of the Collateral (but not by any other assets) pursuant to one or more security agreements subject to the Intercreditor Agreement, (f) prior to the Maturity Date, such Permitted Refinancing shall not have any scheduled amortization payments greater than 5.00% per annum of the initial aggregate principal amount thereof, (g) such Permitted Refinancing shall not have financial covenants that are more restrictive than the Term Loan Credit Agreement, (h) such Permitted Refinancing shall not have a “Change of Control” (or any defined term having a similar purpose) that is materially more restrictive than the definition of Change of Control set forth herein, (i) such Permitted Refinancing is not guaranteed by any Group Member which is not a Guarantor and (j) any mandatory prepayments pursuant to such Permitted Refinancing shall be subject to (i) the payment of any mandatory prepayments required hereunder and (ii) the Intercreditor Agreement.

“Permitted Subordinated Debt” means unsecured Indebtedness of the Borrower for borrowed money which (a) matures no earlier than, and does not require any scheduled principal payments prior to, six months after the Maturity Date, (b) is not subject to any mandatory prepayment, redemption, repurchase, sinking fund or other similar obligation prior to six months after the Maturity Date, in each case that could require any payment on account of principal in respect thereof prior to six months after the Maturity Date, (c) is not guaranteed by any Group Member which is not a Guarantor, (d) is subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent in its Permitted Discretion, (e) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable or more restrictive to the Borrower than the terms and conditions customary at the time for high-yield subordinated debt securities issued in a public offering (except to the extent otherwise approved by the Administrative Agent) and (f) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable or more restrictive to the Borrower than the terms and conditions contained in this Agreement; provided that prior to and immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” has the meaning assigned to such term in the Security Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Financial Statements” means the pro forma financial statements referred to in Section 4.01(b)(ii).

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Projections” has the meaning assigned to such term in Section 3.04(d).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Protective Advance Exposure” means, with respect to any Lender at any time, an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of Protective Advances at such time.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Register” has the meaning set forth in Section 9.04.

“Related Agreements” means, collectively, the Acquisition Agreement and the equity commitment letter, dated July 19, 2010, between Griffon and Acquisition Sub.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Rent Reserve” means, with respect to any leased location or storage facility not owned by any Loan Party where any Inventory equal to or in excess of $1,000,000 is located, a reserve equal to three months’ rent (or, in the absence of rent, storage fees, if applicable) applicable to location or such storage facility.

“Reorganization” means, with respect to a Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means any “reportable event,” as defined in Section 4043 (c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, Rent Reserves, Dilution Reserves, reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect (whether in cash, securities or other property), with respect to any Equity Interests in any Group Member or (b) any payment, direct or indirect (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, or any other return of capital with respect to, any such Equity Interests in any Group Member, or, prior to a Permitted Change of Control Transaction, Griffon or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests in any Group Member, or, prior to a Permitted Change of Control Transaction, Griffon or any of its Subsidiaries or (c) any payments to Griffon or any of its Affiliates (other than Group Members) in respect of fees or in respect of any Indebtedness owing to Griffon or any of its Affiliates (other than Group Members).

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s

Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $125,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum (without duplication) of (a) the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time, plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Financial Services LLC.

“SEC” means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over all other Liens to which such Collateral is subject, other than (a) First Priority Liens to which such Collateral is subject that are permitted hereby and are subject to the Intercreditor Agreement and (b) any Permitted Encumbrances.

“Secured Obligations” has the meaning assigned to such term in the Security Agreement.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, substantially in the form attached hereto as Exhibit E, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, for the benefit of the Secured Parties, as the same may be amended, restated or otherwise modified from time to time.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Senior Notes” means the 10% Senior Subordinated Notes due 2012, issued by Ames, and the Floating Rate Notes, in each case pursuant to the applicable Senior Notes Indentures.

“Senior Notes Indentures” means (a) the Indenture for 10% Senior Subordinated Notes due 2012, dated June 28, 2004, by and among Ames, as Issuer, ATT, as Guarantor, and The Bank of New York, as Trustee, and the Supplemental Indenture, to the Indenture dated June 28, 2004, dated as of December 17, 2007, among Ames U.S. Holding Corp, Ames Holdings, Inc., Ames True Temper Properties, Inc., Ames, ATT and The Bank of New York, as Trustee, and (b) the Floating Rate Notes Indenture.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt and other liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Effective Date, (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities (including contingent liabilities) beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Representations” means the representations made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Acquisition Sub has the right to terminate its obligations under the Acquisition Agreement as a result of the breach of such representations in the Acquisition Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated in writing to payment of the Secured Obligations to the reasonable satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or any other Group Member, as applicable.

“Supermajority Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 66 2/3% of the sum of the total Credit Exposure and unused Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any Interest Rate Agreements); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, with respect to any Lender at any time, an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of Swingline Loans at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Target” has the meaning assigned to such term in the recitals hereto.

“Target Management Agreement” means the Management Agreement, dated as of June 28, 2004, among Castle Harlan, Inc., ATT, Ames and the Target.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Loan Administrative Agent” means Goldman Sachs Lending Partners LLC, as administrative agent under the Term Loan Credit Agreement, and, after any Permitted Refinancing of the Term Loan Facility, the administrative agent or similar representative with respect to such Permitted Refinancing.

“Term Loan Credit Agreement” means that certain Credit and Guarantee Agreement, dated as of the date hereof, between the Loan Parties, the Term Loan Administrative Agent and the lenders and other parties party thereto from time to time.

“Term Loan Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Loan Facility” means the commitments to make loans under the Term Loan Credit Agreement and the loans thereunder.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans and the issuance of Letters of Credit hereunder and the use of proceeds thereof in accordance with the terms hereof, (b) the Acquisition and the other transactions contemplated by the Acquisition Agreement, (c) the execution, delivery and performance by each Loan Party of the Term Loan Credit Agreement and the related Term Loan Documents and the borrowing of term loans under the Term Loan Credit Agreement, (d) the repayment in full of all obligations under the Existing Debt Agreements, the termination of all commitments thereunder and the releases of all Guarantees and Liens in respect thereof, (e) the repayment in full of all obligations outstanding under the Existing Credit Agreement as of the Effective Date and (f) the payment of the fees, costs and expenses payable by Holdings or any of its Subsidiaries in connection with the Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02.          Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03.          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.          Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

The Credits

Section 2.01.          Commitments.  (a)  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, denominated in dollars, to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the aggregate Revolving Commitments, or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 and Section 2.05.

(b)           Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02.          Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the

Lenders ratably in accordance with their respective Commitments of the applicable Class.  Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and Section 2.05.

(b)           Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000.  ABR Revolving Borrowings may be in any amount.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.          Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent in its reasonable discretion and signed by the Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)            the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender, as applicable, of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.          Protective Advances.  (a)  Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, (i) the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 10% of the Revolving Commitments, (ii) the aggregate amount of Protective Advances outstanding at any time together with the aggregate amount of Overadvances outstanding at any time shall not at any time exceed $15,000,000 and (iii) the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder.  All Protective Advances shall be ABR Borrowings.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)           Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.05.          Swingline Loans and Overadvances.  (a)  The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the Borrower, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d).  Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account.  In addition, the Borrower hereby authorizes the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Borrower by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan.  The Administrative Agent shall, upon request of the Borrower, notify the Borrower of the aggregate amount of Swingline Loans outstanding as of end of the immediately preceding day.  The aggregate amount of Swingline Loans outstanding at any time shall not exceed $12,500,000.  The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds the Availability (before giving effect to such Swingline Loan).  All Swingline Loans shall be ABR Borrowings.

(b)           Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrower, on behalf of the Lenders, in amounts that exceed the Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to the Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance.  In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied.  All Overadvances shall constitute ABR Borrowings.  The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed 10% of the Revolving Commitments at any time, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that the aggregate amount of Overadvances outstanding at any time together with the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $15,000,000; provided further that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)           Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment.  The Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund their participations.  From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(d)           The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon, Chicago time, on the date of such requested Settlement (the “Settlement Date”).  Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date.  Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively.  If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

Section 2.06.          Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of a Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  The Griffon Letters of Credit outstanding on the Effective Date, and any extensions or renewals thereof, shall be deemed Letters of Credit issued under this Agreement for all purposes of this Agreement with such Letters of Credit being deemed issued (i) as of the Effective Date with respect to the Griffon Letters of Credit and (ii) as of the date of extension or renewal with respect to any extension or renewal of the Griffon Letters of Credit.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (prior to 9:00 am, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago time, on the Business Day that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Chicago time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to, ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d)) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.   If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required

Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the applicable Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other applicable Secured Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after such Event of Default has been cured or waived.

Section 2.07.          Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided, further, that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08.          Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d)           If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(f)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing and, at the end of the Interest Period applicable thereto.

Section 2.09.          Termination and Reduction of Commitments; Increase in Revolving Commitments; Canadian Facility.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)           The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 103% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations (other than any Unliquidated Obligation) together with accrued and unpaid interest thereon.

(c)           The Borrower may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(d)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e)           The Borrower shall have the right to increase the Revolving Commitment up to an aggregate amount of $25,000,000 by obtaining additional Revolving Commitments, either from one or more of the Lenders or other lending institutions provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower may make a maximum of two such requests, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedure described in Section 2.09(f) have been satisfied.

(f)            Any amendment hereto for such an increase or addition to the Revolving Commitments shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and the Lender(s) being added or increasing their Commitment, subject only to the approval of all Lenders (other than any Canadian Lenders, in their capacities as such) if any such increase would cause the Revolving Commitment to exceed $150,000,000.  As a condition precedent to such an increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, as of the effective date of such increase, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date, and (B) no Default exists.

(g)           Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.  On the Business Day following any such increase, all outstanding ABR Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages.  Eurodollar Loans shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

(h)           The Borrower shall have the right to add a Canadian Borrower and to obtain Canadian Commitments, up to an aggregate amount of $20,000,000, either from one or more of the Lenders or other lending institutions; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Administrative Agent has approved the identity of any such new lending institution, such approval not to be unreasonably withheld, (iii) any such new lending institution assumes all of the rights and obligations of a “Lender” under this Agreement (as amended pursuant to Section 2.09(i)), (iv) the Canadian Facility is not guaranteed by, or secured by any assets of, Holdings or any Domestic Subsidiary, (v) the Canadian Facility has a final maturity date equal to or later than the Maturity Date, (vi) the Canadian Facility shall not have representations and warranties that are materially more restrictive in the aggregate than the representations and warranties contained in this Agreement, unless otherwise agreed by the Administrative Agent in its Permitted Discretion, (vii)  the Canadian Facility shall not have covenants or events of default that are materially more restrictive than the covenants and events of default contained in this Agreement, (viii) the Canadian Facility shall otherwise have terms and conditions reasonably acceptable to the Administrative Agent, as set forth in an amendment hereto in accordance with Section 2.09(i) and (ix) no Default or Event of Default shall have occurred and be continuing.

(i)            Any amendment hereto for such an increase in, or addition of, Canadian Commitments shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and the Lender(s) providing Canadian Commitments pursuant to such amendment (any such Lender, a “Canadian Lender”), subject only to the approval of all Canadian Lenders if any such increase would cause the Canadian Commitments to exceed $20,000,000.  As a condition precedent to such an increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Canadian Facility or an increase in the Canadian Facility, and (ii) in the case of the Borrower, certifying that, as of the effective date of such increase, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date, and (B) no Default exists.  The Administrative Agent, the Borrower and the Canadian Lenders may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of Section 2.09(h).

Section 2.10.          Repayment and Amortization of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender (or Swingline Lender) the then unpaid principal amount of each Revolving Loan (and Swingline Loans) on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the 30th day after such Overadvance is made.

(b)           At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account the previous Business Day (whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Revolving Loans (including Swingline Loans) with any such prepayment of the Revolving Loans being ratable, and third to cash collateralize outstanding LC Exposure.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)           The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably satisfactory to the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11.          Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section.

(b)                                 Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments, or (B) the Borrowing Base, the Borrower shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(c)                                  If any Asset Sale includes assets constituting ABL Collateral or any Net Insurance/Condemnation Proceeds are received in respect of assets subject to an Insurance/Condemnation Event including assets constituting ABL Collateral, then a portion of the Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, shall be applied to prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to the net book value of the assets constituting ABL Collateral that were sold in the Asset Sale or in respect of which Net Insurance/Condemnation Proceeds were received.

(d)                                 If a Loan is prepaid pursuant to Section 2.11(a), (b) or (c) on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16.

(e)                                  All such amounts pursuant to Section 2.11(b) or (c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment and third to cash collateralize outstanding LC Exposure.

(f)                                    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 10:00 a.m., Chicago time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.   Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12.                             Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears on each Fee Payment Date and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Banks a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Banks’ standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on each Fee Payment Date following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)                                  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letters.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.13.                             Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.

(d)                                 Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall bear interest at 2% plus the rate applicable to ABR Loans, as provided in paragraph (a) of this Section.

(e)                                  Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                                    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed.  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)                                 In the event that any Borrowing Base Certificate or related information delivered pursuant to Section 5.01 is inaccurate (regardless of whether this Agreement or the Revolving Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period than the Applicable Rate actually used to determine interest rates for such period, then (a) the Borrower shall promptly deliver to the Administrative Agent a corrected Borrowing Base Certificate for such period, (b) the Applicable Rate for such period shall be retroactively determined based on the average Availability as set forth in the corrected Borrowing Base Certificate and (c) the Borrower shall promptly pay to the Administrative Agent (for the account of the Lenders during such period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Rate for such period.  This Section 2.13(g) shall not limit the rights of the Administrative Agent under this Section 2.13 or Article VII, and shall survive the termination of this Agreement.

Section 2.14.                             Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15.                             Increased Costs (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)                                  impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)                               subject any Lender or any Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Letter of Credit application or notice requesting the issuance of a Letter of Credit, or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender or Issuing Bank);

and the result of any of the foregoing shall be to increase the cost to such Lender (or, in the case of (iii), to such Lender or Issuing Bank) of making or maintaining any Eurodollar Loan (or, in the case of (iii), any Loans), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.                             Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17.                             Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld from such payments, as determined in good faith by the applicable Withholding Agent, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii)  such deductions shall be made and such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrower shall indemnify the Administrative Agent, each Lender and any Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.  In addition, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Each Lender and Issuing Bank shall indemnify the Administrative Agent for the full amount of any Taxes that are attributable to such Lender or Issuing Bank, as applicable, and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement or under an Assignment and Assumption (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable (together with any applicable underlying Internal Revenue Service forms):

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of the applicable Internal Revenue Service Form W-8, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Any Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent copies of Internal Revenue Service Form W-9 (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement or under an Assignment and Assumption (and from time to time thereafter upon the request of the Borrower or the Administrative Agent).  Notwithstanding any other provision of this paragraph (e), a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(f)                                    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Loan Parties, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

Section 2.18.                             Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.  At all times during a Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the Business Day after receipt, subject to actual collection.

(b)                                 Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account during a Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrower (other than Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than Banking Services Obligations or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Secured Obligations that are Banking Services Obligations and Swap Obligations, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)                                  At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.  The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, Section 2.04 or Section 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)                                 If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)                                  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                    If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

Section 2.19.                             Mitigation Obligations; Replacement of Lenders.  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:

(a)                                  such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);

(b)                                 the Borrower may, at its sole expense and effort, require such Lender or any Defaulting Lender (herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20.                             Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                  fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)                                 the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to

Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)                                  if any Swingline Loans, Protective Advances or Overadvances are outstanding or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the Swingline Exposure, Protective Advance Exposure, Overadvance Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Commitments,

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Overadvance Exposure and Protective Advance Exposure, (y) second, prepay such Swingline Exposure and (z) third, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                              if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)                                 so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent Entity of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or an Issuing Bank has a reasonable belief that any Lender has defaulted in fulfilling its material obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, Protective Advance Exposure, Overadvance Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21.                             Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

Section 3.01.                             Organization; Powers.  Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.                             Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Agreement and each of the other Loan Documents have been duly executed and delivered by each Loan Party party thereto and constitutes, or when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.03.                             Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Loan Documents and the Term Loan Documents, (b) will not violate in any material respect any Requirement of Law, (c) will not violate in any material respect or result in a material default under any Contractual Obligation upon any Loan Party or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by any such Person and (d) except for the Liens created pursuant to the Loan Documents and the Term Loan Documents, will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries.

Section 3.04.                             Financial Condition; No Material Adverse Effect; Projections.

(a)                                  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as of the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described in such financial statements for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.  As of the Effective Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for Taxes, any long-term lease or any unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and that in any such case is material in relation to the business, operations, properties, assets or financial condition of Holdings and any of its Subsidiaries taken as a whole.

(b)                                 The Pro Forma Financial Statements (i) have been prepared by Borrower in good faith, based on assumptions believed by Borrower on the date hereof to be reasonable, (ii) accurately reflect in all material respects all adjustments necessary to give effect to the Transactions and (iii) present fairly, in all material respects, the pro forma financial position, results of operations and cash flows of Holdings and its Subsidiaries as of the date and for the period specified therein as if the Transactions had occurred on such date or at the beginning of such period, as the case may be.

(c)                                  Since September 30, 2009, there has not occurred any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 The projections of Holdings and its Subsidiaries for the period of fiscal year 2010 through and including fiscal year 2015 (the “Projections”) were prepared in good faith based upon assumptions that were believed by the Loan Parties to be reasonable on and as of the Effective Date (it being understood that (a) such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (b) no assurances can be given that such Projections will be realized and (c) the actual results may vary from the results projected therein and such variances may be material).

Section 3.05.                             Properties.

(a)                                  As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is located in the United States and is owned or leased by the Loan Parties.  Each of such leases and subleases is valid and enforceable in all material respects in accordance with its terms and is in full force and effect in all material respects (except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditor’s rights and by the availability of injunctive relief, specific performance and other equitable remedies), and to the Loan Parties’ knowledge, no default by any party to any such lease or sublease exists.  Each of the Loan Parties and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.02 and except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted.

(b)                                 Each Loan Party and its Subsidiaries has valid title to all Intellectual Property owned by such party which is material to its business (“Company Intellectual Property”).  All agreements under which a Loan Party or its Subsidiaries are licensed or otherwise authorized to use any Intellectual Property owned by a third party and all agreements under which a third party is licensed or otherwise authorized to use the Company Intellectual Property are valid and in full force and effect in all material respects.  Schedule 3.05 sets forth a correct and complete list of all registrations and applications to register such Company Intellectual Property, as of the date of this Agreement, and, to the Loan Parties’ knowledge, the use of the Company Intellectual Property by the Loan Parties and their Subsidiaries and the conduct of their businesses does not infringe upon the Intellectual Property rights of any other Person except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06.                             Litigation and Environmental Matters.

(a)                                  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of such Loan Party, threatened against or affecting any Loan Parties or any of their Subsidiaries that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or that involve this Agreement or the Transactions.

(b)                                 Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has actual knowledge of any event or circumstance which is reasonably expected to give rise to any Environmental Liability.

(c)                                  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.  No Default has occurred or is continuing.

Section 3.07.                             Compliance with Laws and Contractual Obligations.  Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08.                             Investment Company Status.  No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09.                             Taxes.  Each Loan Party and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.                             ERISA; Employee Benefit Plans.

(a)                                  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan did not, as of the date of the most recent actuarial valuation report required to be prepared under the Code and ERISA reflecting such amounts, exceed by more than $50,000,000 (calculated on an actuarial valuation basis) the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans did not, as of the date of the most recent actuarial valuation report required to be prepared under the Code and ERISA reflecting such amounts, exceed by more than $50,000,000 (calculated on an actuarial valuation basis) the fair market value of the assets of all such underfunded Plans.

(b)                                 Except as could not reasonably be expected to have a Material Adverse Effect, the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan.

Section 3.11.                             Disclosure.  Each Loan Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being understood that (a) any projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (b) no assurances can be given that such projected financial information will be realized and (c) the actual results may vary from the results projected therein and such variances may be material.

Section 3.12.                             Use of Credit.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

Section 3.13.                             Burdensome Agreements.  Except as set forth on Schedule 3.13, to such Loan Party’s knowledge, no Loan Party nor any of its Subsidiaries is a party to or bound by, nor are any of the properties or assets owned by any Group Member used in the conduct of their respective businesses affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, including, without limitation, any of the foregoing relating to any Environmental Liability, that could reasonably be expected to result in a Material Adverse Effect.

Section 3.14.                             Insurance.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is reasonably adequate.

Section 3.15.                             Capitalization and Subsidiaries.  Schedule 3.15 sets forth (a) a correct and complete (in all material respects) list of the name and relationship to Holdings of each and all of Holdings’ Subsidiaries, (b) a true and complete (in all material respects) listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Holdings and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

Section 3.16.                             Labor Matters.  Except as set forth on Schedule 3.16, (a) no collective bargaining agreement or other labor contract to which any Loan Party or any of its Subsidiaries is a signatory will expire during the term of this Agreement, (b) to such Loan Party’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of any Loan Party or any of its Subsidiaries, (c) there is no pending or, to such Loan Party’s knowledge, threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material dispute with any union or other labor organization affecting any Loan Party or any of its Subsidiaries or its union-represented employees, in each case the consequences of which could reasonably be expected to affect aggregate business (regardless of division or entity) of the Loan Parties and their Subsidiaries which business generated gross revenues in excess of $50,000,000 individually or in the aggregate in the prior fiscal year, (d) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of such Loan Party’s knowledge, threatened against any Loan Party or any of its Subsidiaries, by or on behalf of, or with, its employees, other than any such actions, suits charges, demands, claims, counterclaims or proceedings arising in the ordinary course of business that could not reasonably be expected to result in a Material Adverse Effect.

Section 3.17.                             Security Interest in Collateral.  (a) The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest under the laws of the United States in the Collateral as further described therein and proceeds thereof.  In the case of: (i) the Pledged Collateral constituting Equity Interests, which are securities for the purposes of the UCC and are evidenced by certificates, when certificates representing such Pledged Collateral constituting Equity Interests are delivered to the Administrative Agent, (ii) other Collateral as further described in the Security Agreement, when financing statements and other filings specified on Schedule 3.17 in appropriate form are filed in the offices specified on Schedule 3.17, (iii) property acquired after the date hereof any other action required pursuant to Section 5.13, the security interest created pursuant to the Security Agreement shall constitute valid perfected security interests under the laws of the United States in such Collateral and the proceeds thereof (to the extent a security interest in such Collateral can be perfected through the filing of such financing statements, the delivery of such Pledged Collateral constituting Equity Interests, the taking of such actions required pursuant to Section 5.13, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 6.02).

(b)                                 Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.17, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (other than the Term Loan Administrative Agent).

Section 3.18.                             Holdings.  Holdings is a newly formed special purpose wholly-owned Subsidiary of the Parent whose business and assets consist exclusively of ownership of Equity Interests of the Borrower.

Section 3.19.                             Solvency.  Each Loan Party is on the Effective Date, before and after the consummation of the Transactions to occur on the Effective Date, Solvent.

Section 3.20.                             No Restricted Payments.  Since September 30, 2009, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted pursuant to the Existing Credit Agreement.

Section 3.21.                             Related Agreements.  (a) Holdings and the Borrower have delivered to Administrative Agent complete and correct copies of each Related Agreement and of all exhibits and schedules thereto as of the date hereof.

(b)                                 On the Effective Date, (i) all of the conditions to effecting or consummating the Acquisition set forth in the Related Agreements have been duly satisfied or, with the consent of Administrative Agent (if required hereunder), waived, and (ii) the Acquisition has been consummated in accordance in all material respects with the Related Agreements and all applicable laws.

Section 3.22.                             Patriot Act Compliance.  To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

Conditions

Section 4.01.                             Closing.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                  Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) (A) from each party hereto either (1) a counterpart of this Agreement signed on behalf of such party or (2) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (B) from the Required Lenders (as defined in the Existing Credit Agreement) either (1) a counterpart of this Agreement signed on behalf of such party or (2) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission of a signed consent) that such party has consented to the amendment and restatement of the Existing Credit Agreement in the form of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender.

(b)                                 Financial Statements and Projections.  The Administrative Agent shall have received from Holdings (i) the Historical Financial Statements, each certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries or ATT and its subsidiaries, as applicable, in each case on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes and which (x) in the case of the financial statements referred to in clause (a) of the definition of “Historical Financial Statements”, shall have been delivered not fewer than 30 Business Days prior to the Effective Date and (y) in the case of the financial statements referred to in clause (b) of the definition of “Historical Financial Statements”, shall have been delivered not fewer than 30 days after the last day of the relevant period, and (ii) the pro forma consolidated balance sheet and related consolidated statement of operations of Holdings and its Subsidiaries as of the end of or for the period of twelve consecutive months ending on the last day of the most recently ended fiscal quarter or calendar month for which financial statements or “flash reports” have been delivered pursuant to clause (i) above, prepared after giving effect to the Transactions, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and which shall have been delivered concurrently with the financial statements or “flash reports” delivered pursuant to clause (i) above.

(c)                                  Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary or Financial Officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(d)                                 Effective Date Certificate.  The Administrative Agent shall have received an Effective Date Certificate, duly executed by Holdings and the Borrower, together with all attachments thereto.

(e)                                  Fees.  (i) The Borrower shall have (i) paid to the Administrative Agent, the Arrangers and the Lenders all costs, fees, expenses and amounts (including, without limitation, legal fees and expenses) due and payable on or before the Effective Date pursuant to the

Commitment Letter or the Loan Documents, (ii) prepaid all Loans outstanding under (and as defined in) the Existing Credit Agreement (and all accrued and unpaid interest thereon) and (iii) paid all accrued and unpaid commitment fees and letter of credit fees under the Existing Credit Agreement, accrued to (but not including) the Effective Date.

(f)                                    Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions of organization of each of the Loan Parties and where any of the Mortgaged Properties is located, and such search results shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g)                                 Acquisition.  (i) All conditions to the Acquisition set forth in the Acquisition Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived and (ii) the Acquisition shall have been, or substantially simultaneously with the effectiveness of this Agreement, shall be, consummated in accordance with the terms of the Acquisition Agreement, in each case without giving effect to any amendment, supplement, modification or waiver of any term or condition of the Acquisition Agreement, or any consent under the Acquisition Agreement, that in the reasonable judgment of the Administrative Agent is adverse in any material respect to the Lenders or any Arranger in their capacities as such, unless approved by the Administrative Agent.

(h)                                 Existing Indebtedness.  On the Effective Date, the Administrative Agent shall have received evidence reasonably satisfactory to it that (i) to the extent the Senior Notes are not purchased and retired on or before the Effective Date pursuant to tender offers for the Senior Notes, (A) irrevocable notices of redemption for the Senior Notes not tendered shall have been, or substantially simultaneously with the effectiveness of this Agreement will be, given to the holders of such Senior Notes to redeem the Senior Notes on or about 30 days following the Effective Date (the “Senior Notes Redemption Date”) and (B) the conditions to achieve a Covenant Defeasance of the Senior Notes pursuant to the Senior Notes Indentures have been, or substantially simultaneously with the effectiveness of this Agreement will be, satisfied; provided that, with respect to the Floating Rate Notes, a Covenant Defeasance shall not be required if, prior to or substantially simultaneously with the effectiveness of this Agreement, (1) the Floating Rate Supplemental Indenture shall have become effective and (2) cash in dollars shall have been deposited with the trustee under the Floating Rate Indenture in an amount, reasonably estimated by the Borrower (and reasonably approved by the Administrative Agent), sufficient to satisfy the requirements of Section 8.04(a)(i) of the Floating Rate Indenture; and (ii) all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Debt Agreements (other than under the Senior Notes Indentures and other than with respect to any outstanding letters of credit collateralized in a manner satisfactory to the Administrative Agent) shall have been paid in full, the commitments to lend or make other extensions of credit thereunder terminated and all guarantees and security in support thereof discharged and released.  The Administrative Agent shall have received evidence reasonably satisfactory to it (i) that, immediately after giving effect to the Transactions, none of Holdings or any of its Subsidiaries shall have any Indebtedness other than the Indebtedness created under this Agreement, the Indebtedness created under the Term Loan Credit Agreement and the Indebtedness set forth on Schedule 6.01(a) and (ii) that, immediately after giving effect to the Transactions, there will not be exist any default or any event of default under any of the documents governing the Indebtedness set forth on Schedule 6.01(a).

(i)                                     Material Adverse Effect.  Since September 30, 2009 (with respect to Holdings and its Subsidiaries immediately prior to the Acquisition) and since October 3, 2009 (with respect to the Target and its Subsidiaries), there shall not have occurred any Combined Material Adverse Effect.  Since October 3, 2009, there shall not have occurred any Company Material Adverse Effect.

(j)                                     Funding Accounts.  The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrower (the “Funding Accounts”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(k)                                  Customer List.  The Administrative Agent shall have received a true and complete list of customers of each Loan Party (other than with respect to any customer whose accounts shall not exceed $25,000 in the aggregate during the twelve months preceding the date hereof).

(l)                                     Specified Representations.  The Specified Representations shall be true and correct on and as of the Effective Date in all material respects; provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date.

(m)                               Solvency.  The Administrative Agent shall have received a satisfactory solvency certificate signed by a Financial Officer of the Borrower and each Guarantor, in form, scope and substance reasonably satisfactory to the Administrative Agent and certifying that after giving effect to the consummation of the Acquisition and the other Transactions and any rights of contribution, such Loan Party will be Solvent.

(n)                                 Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the month immediately preceding the Effective Date.

(o)                                 Closing Availability.  After giving effect to the Transactions, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current (other than in the ordinary course of business), the Borrower’s Availability plus (without duplication) Unrestricted Cash of the Borrower and its domestic Subsidiaries shall not be less than $50,000,000.

(p)                                 Collateral and Guarantee Requirement.  The Collateral and Guarantee Requirement shall have been satisfied; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (i) the execution and delivery of this Agreement and the Security Agreement by the Loan Parties, (ii) the creation, pledge and perfection of security interests in (x) the Equity Interests of the Borrower and the Domestic Subsidiaries of Holdings (to the extent required by paragraph (d) of the definition of “Collateral and Guarantee Requirement”) and (y) the certificated securities representing debt (to the extent required by paragraph (e) of the definition of “Collateral and Guarantee Requirement”), (iii) the execution and delivery of “short form” intellectual property security agreements with respect to the Intellectual Property of the Loan Parties that is to be perfected by filing such agreements with the United States Patent and Trademark Office or the United States Copyright Office and (iv) the delivery of UCC financing statements with respect to perfection of security interests in other assets of the Loan Parties that may be perfected by the filing of a financing statement under the UCC) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the effectiveness of this Agreement or the availability of the Loans (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 4.01(p) or such later date as the Administrative Agent may agree in its reasonable discretion). The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and executed by an authorized officer of the Borrower, together with all attachments contemplated thereby.

(q)                                 Opinions of Counsel to Loan Parties.  The Administrative Agent shall have received executed copies of the favorable written opinions of Dechert LLP, counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders, covering such other matters as the Administrative Agent may reasonably request, dated as of the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to the Administrative Agent).

(r)                                    Ratings.  Holdings shall have been assigned a public corporate family rating from Moody’s and a public corporate rating from S&P and the Revolving Loans shall have been assigned a public rating from each of Moody’s and S&P.

(s)                                  Insurance.  The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance in all material respects with the terms of Section 5.06 and Section 4.12 of the Security Agreement.

(t)                                    [Reserved]

(u)                                 Approvals.  All domestic and foreign governmental and third party approvals reasonably necessary in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries (including shareholder approvals, if any) shall have been obtained on terms reasonably satisfactory to the Administrative Agent.  Such governmental and third party approvals shall be in full force and effect in all material respects.  All applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority of competent jurisdiction that would restrain, prevent or otherwise impose materially adverse conditions on the Acquisition or the financing contemplated hereby and by the Term Loan Credit Agreement and no action, request for stay, petition for review, or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(v)                                 No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that, individually or in the aggregate, materially impairs the Acquisition or the other Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or the Related Agreements.

(w)                               Collateral Reports.  The Administrative Agent shall have received asset appraisals of Inventory and field examinations of the Accounts, Inventory and related working capital matters and financial information of the Loan Parties and of the related data processing and other systems (which is reasonably satisfactory to the Administrative Agent) performed by the Administrative Agent or from firms and appraisers selected by the Administrative Agent in its Permitted Discretion.

(x)                                   Cash Management.  The Administrative Agent shall be reasonably satisfied with the cash management arrangements of Holdings, the Target and their respective subsidiaries.

(y)                                 Patriot Act Information.  At least 10 days prior to the Effective Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act.

(z)                                   Capitalization.  On or before the Effective Date, Holdings shall have received, substantially simultaneously with the effectiveness of this Agreement, the Equity Contribution and shall have contributed the proceeds thereof to the Borrower in the form of cash common equity.

(aa)                            Existing Credit Agreement.  Immediately prior to, or substantially simultaneously with, the effectiveness of this Agreement, there shall be no Indebtedness outstanding under the Existing Credit Agreement.

(bb)                          Effectiveness of Term Loan Credit Agreement. The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the Term Loan Credit Agreement has been executed and delivered by the parties thereto, (ii) the Term Loan Credit Agreement shall become effective (with aggregate commitments not less than $375,000,000 on the Effective Date) and (iii) the Administrative Agent shall have received sufficient copies of each Term Loan Document as the Administrative Agent shall reasonably request, executed and delivered by each other party thereto.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York time, on October 4, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02.                             Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)                                  The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date; provided further that, on the Effective Date, the only representations and warranties made by, or with respect to, the Target and its subsidiaries the accuracy of which shall be a condition to the effectiveness of this Agreement shall be those set forth in (i) Section 3.01, Section 3.02, Section 3.03, Section 3.08, Section 3.12, Section 3.17, Section 3.19 and Section 3.22 and (ii) Article III of the Security Agreement.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit (in each case, other than on the Effective Date), as applicable, no Default shall have occurred and be continuing.

(c)                                  After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party, jointly and severally with all of the Loan Parties, covenants and agrees with the Lenders that:

Section 5.01.                             Financial Statements, Borrowing Base and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                  on the date that is the earliest of (i) the date on which Holdings’ (or, prior to a Permitted Change of Control Transaction, Griffon’s or Holdings’) financial statements shall have been filed with the SEC, (ii) the date Holdings’ (or, prior to a Permitted Change of Control Transaction, Griffon’s or Holdings’) financial statements are required to be filed with the SEC (without regard to any extension of the SEC’s filing requirements) and (iii) the day which is 120 days after the end of each fiscal year of Holdings, the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of the end of and for such year, together with consolidating balance sheets and statements of income, stockholders’ equity and cash flows by business unit consistent with past practice and, within each business unit, a further breakdown of consolidating financial information between Subsidiaries which are Loan Parties within such business unit and Subsidiaries which are not Loan Parties within such business unit (which consolidating financial information shall not be subject to the audit procedures applied in the audit but shall be certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Holdings and its Subsidiaries on a consolidating basis in accordance with GAAP), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on, in the case of the consolidated financial statements, by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP together with a Narrative Report with respect thereto;

(b)                                 on the date that is the earliest of (i) the date on which Holdings’ (or, prior to a Permitted Change of Control Transaction, Griffon’s or Holdings’) financial statements shall have been filed with the SEC, (ii) the date Holdings’ (or, prior to a Permitted Change of Control

Transaction, Griffon’s or Holdings’) financial statements are required to be filed with the SEC (without regard to any extension of the SEC’s filing requirements) and (iii) the day which is 60 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, commencing with respect to the fiscal quarter ending December 31, 2010, the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of the end of and for such year, together with consolidating balance sheets and statements of income, stockholders’ equity and cash flows by business unit consistent with past practice and, within each business unit, a further breakdown of consolidating financial information between Subsidiaries which are Loan Parties within such business unit and Subsidiaries which are not Loan Parties within such business unit as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes, together with a Narrative Report with respect thereto;

(c)                                  within 30 days after the end of each fiscal month of Holdings (or, in the case of a fiscal month which is the last fiscal month of a fiscal quarter of Holdings, by the date on which the quarterly financial statements of Holdings are due pursuant to Section 5.01(b)) or (ii) in the case of the first six fiscal months ending after the closing date, 45 days after such end of Holdings, commencing with respect to the fiscal month ended October 31, 2010, the consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d)                                 concurrently with any delivery of financial statements under paragraph (a), (b) or (c) of this Section, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) commencing with the certificate for the period ending September 30, 2010, setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio and, if applicable, demonstrating compliance with Section 6.11, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Historical Financial Statements referred to in Section 3.04 or since the date of any such notice and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and delivering one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent;

(e)                                  concurrently with any delivery of financial statements under paragraph (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default arising as a result of non-compliance with Article VI, including Section 6.11, if applicable (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)                                    promptly upon receipt thereof, copies of all other reports submitted to Holdings and its Subsidiaries by its independent certified public accountants in connection with any annual or interim audit or review of the books of Holdings and its Subsidiaries made by such accountants;

(g)                                 annually, as soon as available, but in any event within 45 days after the last day of each fiscal year of Holdings, consolidated and consolidating projections of Holdings and its Subsidiaries and for the Loan Parties for the following three fiscal years thereafter (with such projections to be provided on a quarterly basis for the first year and on an annual basis for the next two years);

(h)                                 promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Holdings or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if Holdings or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, Holdings and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and Holdings shall provide copies of such documents and notices promptly after receipt thereof;

(i)                                     annually, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to paragraph (a) of this Section, a certificate of an authorized officer of the Borrower (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Perfection Certificate) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(j)                                     if applicable, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Group Member with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Group Member to its shareholders generally, as the case may be;

(k)                                  as soon as available and in any event by the last day of each fiscal year of Holdings, a certificate from the Borrower’s insurance broker(s) in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;

(l)                                     as soon as available but in any event within 20 days of the end of each calendar month (or, if an Event of Default shall have occurred and be continuing or Availability is less than 15% of the Revolving Commitments, within 3 days (but in no event earlier than two Business Days) after the end of each week), as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to Borrowing Base as the Administrative Agent may reasonably request;

(m)                               as soon as available but in any event within 20 days of the end of each calendar month (or, with respect to clause (iii) below, if an Event of Default shall have occurred and be continuing or Availability is less than 15% of Revolving Commitments, within 3 days (but in no event earlier than two Business Days) after the end of each week) and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i)                                     a detailed aging of the Loan Parties’ Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)                                  a schedule detailing the Loan Parties’ Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower in writing are deemed by the Administrative Agent to be reasonably appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Loan Parties and complaints and claims made against the Loan Parties), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)                               a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv)                              a reconciliation of the Loan Parties’ Accounts and Inventory between the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)                                 a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement;

(n)                                 as soon as available but in any event within 20 days of the end of each calendar month, as of the month then ended, a schedule and aging of the Loan Parties’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(o)                                 as soon as available but in any event within 20 days of the end of each March 31 and September 30, an updated customer list (other than with respect to any customer whose accounts shall not exceed $25,000 in the aggregate during the twelve months preceding such date) for each Loan Party, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(p)                                 promptly upon the Administrative Agent’s reasonable request:

(i)                                     copies of invoices issued by the Loan Parties in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)                                  copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by the Loan Parties; and

(iii)                               a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(q)                                 as soon as reasonably practicable but in any event within 20 days of the end of each calendar month (or, if an Event of Default shall have occurred and be continuing or Availability is less than 15% of Revolving Commitments, within 3 days (but in no event earlier than two Business Days) after the end of each week) and at such other times as may be requested by the Administrative Agent, as of the period then ended, the Loan Parties’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(r)                                    as soon as reasonably practicable and in any event within ten Business Days after the end of each calendar month, a detailed listing of all intercompany loans made by the Loan Parties during such calendar month; and

(s)                                  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), (b), (c) or, if applicable (j) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (i) on which any of Griffon, the Parent, Holdings or the Borrower posts such documents or provides a link thereto on Griffon’s, the Parent’s, Holdings’ or the Borrower’s website or (ii) on which such documents are posted on Griffon’s, Holdings’ or the Borrower’s behalf on Intralinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide the Administrative Agent with electronic mail versions of such documents.

Section 5.02.                             Notices of Material Events.  The Borrower and Holdings will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                  the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings or any of its Affiliates, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, disputes involving amounts exceeding $10,000,000 (excluding, however, any actions relating to workers’ compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles);

(c)                                  the occurrence of any ERISA Event, or any fact or circumstances that gives rise to a reasonable expectation that any ERISA Event will occur, that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings and any of its ERISA Affiliates in an aggregate amount exceeding $50,000,000;

(d)                                 any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(e)                                  any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;

(f)                                    any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a value in excess of $1,000,000 is located (which shall be delivered within three Business Days after receipt thereof);

(g)                                 [Reserved];

(h)                                 the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within three Business Days following execution and delivery thereof);

(i)                                     any fact, condition, event or occurrence governed by Environmental Law or any Hazardous Materials Activity that, in any such case, could reasonably be expected to form the basis of any environmental claim, or the assertion in writing of any environmental claim, by any Person against, or with respect to the activities of, any Group Member and any alleged violation of or non compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental claim or alleged violation that, alone or together with any other such matters that have occurred, could reasonably be expected to result in liability of the Group Members in an aggregate amount exceeding $10,000,000;

(j)                                     any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s corporate structure, (iii) in any Loan Party’s jurisdiction of organization or (iv) the organization identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of such Loan Party (and Holdings and the Borrower agree not to effect or permit any of the Loan Parties to effect any change referred to in this Section 5.02(j) unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents); and

(k)                                  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.                             Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04.                             Payment of Obligations.  Each Loan Party will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings where a claim has been made against the relevant Loan Party, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05.                             Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and taking into account the prevailing industry standards and the locations of such property.

Section 5.06.                             Maintenance of Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Borrower may maintain self-insurance consistent with its past practices and policies.

Section 5.07.                             Books and Records.  Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities.

Section 5.08.                             Inspection Rights; Collateral Reports.  (a)  Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (including any consultants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties (including field examinations to ensure the adequacy of the Collateral to support the Borrowing Base and related reporting and control systems), to examine and make extracts from its books and records, including environmental assessment reports, and to discuss its affairs, finances and condition with its officers and independent accountants, all at the sole expense of such Loan Party and at such reasonable time as requested and as often as reasonably requested (it being understood that the Administrative Agent shall conduct at least one field examination per calendar year); provided that the Loan Parties shall not be required to reimburse the Administrative Agent for the reasonable costs of more than one field examination per calendar year unless the Administrative Agent, in its Permitted Discretion, decides to perform a second field examination in any calendar year (in which case the Loan Parties shall also be required to reimburse the Administrative Agent for the reasonable costs of such second field examination); provided, however, that there shall be no limitation on the Loan Parties’ obligation to reimburse for, or the number or frequency of, such field examinations if an Event of Default shall have occurred and be continuing or if the Availability is less than 15% of the Revolving Commitments at the time such field examination is scheduled or commenced.

(b)                                 At any time that the Administrative Agent reasonably requests, each Loan Party will, at its sole expense, provide the Administrative Agent and, to the extent requested by any Lender, such Lender, with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided that the Loan Parties shall not be required to reimburse the

Administrative Agent for the reasonable costs of more than one appraisal of each Inventory per calendar year; provided, however, that there shall be no limitation on the Loan Parties’ obligation to reimburse for, or the number or frequency of, such appraisals if an Event of Default shall have occurred and be continuing or if the Availability is less than 15% of the Revolving Commitments at the time such appraisal process is scheduled or commenced.

Section 5.09.                             Compliance with Laws and Contractual Obligations.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Requirements of Law (including any Environmental Laws) applicable to it or its property, and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10.                             Use of Proceeds.  The proceeds of the Loans, and the Letters of Credit issued hereunder, will only be used by the Borrower to finance the working capital needs and for general corporate purposes of, including Permitted Acquisitions by, the Borrower and its Subsidiaries.  No part of the proceeds of any Loan or any Letter of Credit issued hereunder will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

Section 5.11.                             Casualty and Condemnation.  The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Insurance/Condemnation Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Loan Documents.

Section 5.12.                             Depository Banks.  On and after the date which is 90 days after the Effective Date, with respect to the Target and its subsidiaries, and with respect to the other Loan Parties, on and after the Effective Date, the Loan Parties will maintain the Administrative Agent (or any Lender reasonably satisfactory to the Administrative Agent) as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

Section 5.13.                             Collateral; Further Assurances.  Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that Administrative Agent or may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times and otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.  The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.14.                             Post-Closing Deliverables.  (a) Within 90 days after the Effective Date, the Loan Parties will use commercially reasonable efforts to deliver to the Administrative Agent each (i) Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement and (ii) Control Agreement required to be provided pursuant to Section 7.1 of the Security Agreement.

(b)                                 Within 15 Business Days after the Effective Date, the Borrower shall have (i) executed JPMorgan’s master agreement for the issuance of commercial Letters of Credit in form and substance reasonably satisfactory to JPMorgan and the Borrower and (ii) entered into assignment documentation in form and substance reasonably acceptable to JPMorgan with respect to the Griffon Letters of Credit issued by JPMorgan.

Section 5.15.                             Ratings.  Unless otherwise consented to by the Administrative Agent or the Required Lenders, the Loan Parties shall use commercially reasonable efforts to maintain a public corporate family rating from Moody’s with respect to Holdings, a public corporate credit rating from S&P with respect to Holdings and a public credit rating from each of Moody’s and S&P with respect to the Revolving Loans.

Section 5.16.                             Interest Rate Protection.  No later than sixty (60) days following the Effective Date and at all times thereafter until the third anniversary of the Effective Date, the Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to the Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the total Indebtedness for borrowed money of Holdings and its Subsidiaries outstanding as of the Effective Date is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties, jointly and severally, covenant and agree with the Lenders that:

Section 6.01.                             Indebtedness; Guarantees.  (a) The Loan Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i)                                     Indebtedness of any Loan Party pursuant to any Loan Document (other than the Intercreditor Agreement), including, without limitation, any additional Indebtedness incurred pursuant to any increase of Commitments, and Secured Obligations;

(ii)                                  Indebtedness of any Loan Party pursuant to any Term Loan Document (or any Permitted Refinancing thereof) in an aggregate outstanding principal amount not to exceed $375,000,000;

(iii)                               Indebtedness of the Borrower to any other Group Member and of any Subsidiary of the Borrower to any other Group Member; provided that (A) such Indebtedness shall be evidenced by the Global Intercompany Note, and, if owing to a Loan Party, shall be subject to a Lien pursuant to the Security Agreement, (B) such Indebtedness shall be unsecured and, if owed by a Loan Party, subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Global Intercompany Note, (C) any payment by any Guarantor under the Guarantee of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owing by such Guarantor to the Borrower or any other Subsidiary for whose benefit such payment is made and (D) Indebtedness of Group Members which are not Loan Parties to Group Members which are Loan Parties must also be expressly permitted by Section 6.06(c) or (p);

(iv)                              Indebtedness outstanding on the date hereof and listed on Schedule 6.01(a) and, other than with respect to the Senior Notes, any refinancings, refundings, renewals, replacement, waivers, amendments, amendments and restatements or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(v)                                 Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens expressly permitted by Section 6.02(f) in an aggregate principal amount (including any Indebtedness that is permitted by Section 6.01(a)(iv) that constitutes Indebtedness of a type permitted by this Section 6.01(a)(v)) not to exceed $75,000,000 at any time outstanding;

(vi)                              Guarantees expressly permitted by Section 6.01(b);

(vii)                           Indebtedness arising from the endorsement of instruments, the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn in the ordinary course of business against insufficient funds, or in respect of netting services, overdraft protections or otherwise in connection with the operation of customary deposit accounts in the ordinary course of business;

(viii)                        Indebtedness arising from agreements providing for indemnification or similar obligations in each case incurred in connection with an acquisition or other Investment expressly permitted by Section 6.06 or any disposition expressly permitted by Section 6.04;

(ix)                                Indebtedness in the form of customary obligations under indemnification, incentive, non-compete, consulting, deferred compensation, earn-out (based on the income of the assets acquired after the acquisition thereof) or other customary similar arrangements otherwise permitted hereunder;

(x)                                   Indebtedness resulting from judgments not resulting in an Event of Default under paragraph (k) of Article VII;

(xi)                                Indebtedness resulting from unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(xii)                             Indebtedness resulting from Swap Agreements permitted hereunder;

(xiii)                          (I) Indebtedness incurred by the Loan Parties that is unsecured so long as, prior to and immediately after giving effect to the incurrence of such Indebtedness on a pro forma basis, (A) the Fixed Charge Coverage Ratio shall be at least 1.20 to 1.0 as of the end of the most recent fiscal month for which financial statements have been delivered, (B) no Default or Event of Default shall have occurred and be continuing and (C) the aggregate amount of all unsecured Indebtedness (other than Permitted Subordinated Debt) incurred under this clause (xiii) shall not exceed $300,000,000 at any time outstanding, and, (II) without limiting any of the forgoing, any refinancings, refundings, renewals, replacement, waivers, amendments, amendments and restatements or extensions thereof (without increasing, or shortening the maturity or weighted average life of, the principal amount thereof), provided that (x) after giving effect to any such refinancings, refundings, renewals, replacement, waivers, amendments, amendments and restatements or extensions of Permitted Subordinated Debt, the resulting Indebtedness shall constitute Permitted Subordinated Debt and (y) Indebtedness incurred in reliance on (II) shall be unsecured obligations of the Loan Parties and subject to the limitations of clause (C) above; provided further that, prior to a Permitted Change of Control Transaction, Indebtedness incurred in reliance on this Section 6.01(a)(xiii) cannot be Indebtedness owed to Griffon or any of its Subsidiaries other than Permitted Subordinated Debt owed to Griffon in an aggregate principal amount not exceeding $50,000,000;

(xiv)                         unsecured or secured Indebtedness of Subsidiaries that are not Loan Parties in an aggregate amount (including any Indebtedness that is permitted by Section 6.01(a)(iv) that constitutes Indebtedness of a type permitted by this Section 6.01(a)(xiv)) not to exceed $50,000,000 at any time outstanding;

(xv)                            any Indebtedness arising as a result of sale and leaseback transactions specified on Schedule 6.15;

(xvi)                         any Indebtedness of any Person that becomes a Subsidiary (including in connection with an acquisition explicitly permitted by Section 6.06 but excluding the Acquisition) after the date hereof or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such acquisition, as the case may be, (B) any extensions, renewals and replacements of such Indebtedness shall not increase the original outstanding principal amount thereof, (C) the aggregate principal amount of all such Indebtedness shall not exceed $100,000,000 at any time outstanding and (D) no Group Member (other than such Person that becomes a Subsidiary or the Subsidiary that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;

(xvii)                      Indebtedness of any Subsidiaries of Holdings organized under the laws of Canada pursuant to an asset based lending facility; provided that the sum of (a) the aggregate principal amount of Indebtedness incurred pursuant to this Section 6.01(a)(xvii) and (b) the aggregate outstanding Canadian Commitments shall not exceed $20,000,000 at any time outstanding; and

(xviii)                   in addition to Indebtedness otherwise expressly permitted by this Section, Indebtedness of the Group Members in an aggregate principal amount not to exceed $30,000,000 at any time outstanding.

Notwithstanding anything to the contrary, none of the Indebtedness incurred in reliance on this Section 6.01(a) may be Indebtedness owed to Griffon or any of its Subsidiaries (other than Group Members), except for Permitted Subordinated Debt in an aggregate principal amount not exceeding $50,000,000 permitted under Section 6.01(a)(xiii).  For purposes of determining compliance with this Section 6.01, the Dollar Equivalent of the aggregate amount of any Indebtedness denominated in an Alternative Currency as of the date such Indebtedness is incurred shall be deemed to be the aggregate amount of such Indebtedness, and any fluctuation in the applicable Exchange Rate thereafter shall not affect compliance with this Section 6.01; provided that if any such Indebtedness is refinanced then, to the extent such refinancing is denominated in the same Alternative Currency and in the same principal amount and incurred by the same borrower, the Dollar Equivalent of such refinanced Indebtedness shall be determined using the applicable Exchange Rate as of the date such Indebtedness so refinanced was incurred.

(b)                                 The Borrower will not, and will not permit any of its Subsidiaries to, assume, endorse, be or become liable for, or Guarantee, the obligations of any other Person (except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business), except for:

(i)                                     Guarantees existing on the date hereof and set forth on Schedule 6.01(b);

(ii)                                  Guarantees by any Group Member of obligations of any Loan Party (including, without limitation, all Indebtedness of a Loan Party expressly permitted under Section 6.01(a));

(iii)                               Guarantees by any Subsidiary that is not a Loan Party of obligations incurred pursuant to Section 6.01(a)(xiv);

(iv)                              Indebtedness consisting of Guarantees of loans made to officers, directors or employees of any Group Member in an aggregate amount which shall not exceed $4,000,000 at any time outstanding; and

(v)                                 in addition to Guarantees otherwise expressly permitted by this Section, Guarantees of the Group Members; provided that the aggregate amount of obligations subject to such Guarantees shall not exceed $30,000,000 at any time.

Notwithstanding the foregoing, any Guarantees made by any Loan Party or any Subsidiaries off any Loan Party in reliance on Section 6.01(b)(iv) or (v) must also be expressly permitted by Section 6.06(c) or (p).

Section 6.02.                             Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Liens created pursuant to the Loan Documents;

(b)                                 Permitted Encumbrances;

(c)                                  Liens pursuant to any Term Loan Document, including any Liens on any deposit account established for the sole purpose of depositing the net cash proceeds of any Loan Party with respect to any asset sale, incurrence of Indebtedness or casualty event pending the application of such proceeds to the prepayment of loans under the Term Loan Documents in accordance with the mandatory prepayment provisions thereof; provided that such Liens shall at all times be subject to the Intercreditor Agreement;

(d)                                 any Lien on any property or asset of any Group Member existing on the date hereof and set forth on Schedule 6.02 (excluding, however, following the making of the initial Loans hereunder as of the Effective Date, Liens securing Indebtedness and other obligations under the Existing Debt Agreements); provided that (i) no such Lien shall extend to any other property or asset of any Group Member and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and combinations thereof that do not increase the outstanding principal amount thereof or commitment therefor, in each case, as in effect on the date hereof;

(e)                                  any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Group Member or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary (including in connection with an acquisition explicitly permitted by Section 6.04 but excluding the Acquisition); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Group Member and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the original outstanding principal amount thereof;

(f)                                    Liens on fixed or capital assets acquired, constructed or improved by any Group Member (including any Liens permitted by paragraph (d) above that are of a type permitted by this clause (f)); provided that (i) such security interests secure Indebtedness expressly permitted by Section 6.01 incurred to finance such acquisition, construction or improvement, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within six months after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of any Group Member;

(g)                                 Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(h)                                 Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(i)                                     Liens granted by any Subsidiary that is not a Loan Party on its assets to secure (i) its Indebtedness (other than Guarantees) or (ii) the Indebtedness of any other Subsidiary organized under the same jurisdiction (provided that no Subsidiary may Guarantee Indebtedness under this clause (ii) of Persons organized under a different jurisdiction), in each case incurred pursuant to Section 6.01(a)(xiv);

(j)                                     any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, and any financing statement filed in connection with any such lease;

(k)                                  Liens held by third parties on consigned goods incurred in the ordinary course of business;

(l)                                     bankers’ liens and rights to setoff with respect to deposit accounts, in each case, incurred in the ordinary course of business;

(m)                               Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums with the providers of such insurance or their Affiliates in respect thereof;

(n)                                 Liens on any assets that are the subject of an agreement for a disposition thereof expressly permitted under Section 6.04 that arise due to the existence of such agreement;

(o)                                 Liens on assets subject to the sale and leaseback transactions specified on Schedule 6.15;

(p)                                 Liens securing Indebtedness permitted by Section 6.01(a)(xvii); provided that such Liens only apply to assets of Subsidiaries of Holdings organized under the laws of Canada that are obligors in respect of such Indebtedness; and

(q)                                 additional Liens not otherwise expressly permitted by this Section on any property or asset of any Group Member securing obligations in an aggregate amount not exceeding $22,500,000 at any time outstanding.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) and (e) of the definition of Permitted Encumbrance and clause (a) above and (2) Inventory, other than those permitted under clauses (a), (b) and (e) of the definition of Permitted Encumbrance and clause (a) above.

Section 6.03.                             Mergers, Consolidations, Etc.  No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary which is a Loan Party (provided that a Loan Party shall be the continuing or surviving corporation), (ii) any other Subsidiary of the Borrower which is not a Loan Party may be merged or consolidated with or into any other Subsidiary of the Borrower which is not a Loan Party, and (iii) any Loan Party may make Permitted Acquisitions in compliance with Section 6.06(e).

Section 6.04.                             Dispositions.  No Loan Party will, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests) (it being understood that the foregoing does not include the issuance by any issuer of Equity Interests), except:

(a)                                  obsolete or worn out property, tools or equipment no longer used or useful in its business;

(b)                                 any inventory or other property sold or disposed of in the ordinary course of business and for fair consideration;

(c)                                  any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any Group Member

(provided that, in the case of any such transfer by a Subsidiary that is a Loan Party, the transferee must also be a Loan Party);

(d)                                 any Equity Interests of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any other Subsidiary of the Borrower (provided that, in the case of any such transfer by a Loan Party, the transferee must also be a Loan Party);

(e)                                  any Group Member may sell, lease, transfer or otherwise dispose of (i) its property and assets the fair market value of which does not exceed, together with the aggregate fair market value of all other such dispositions by Group Members consummated after the Effective Date in reliance on this Section 6.04(e), $250,000,000; provided that (i) any disposition of Equity Interests of any Subsidiary of the Borrower must include all Equity Interests of and other Investments in such Subsidiary owned by the Group Members and (ii) prior to and after giving effect to the consummation of such disposition, no Default or Event of Default shall have occurred and be continuing;

(f)                                    the cross-licensing or licensing of intellectual property, in the ordinary course of business;

(g)                                 the dispositions expressly permitted by Section 6.03;

(h)                                 the leasing, occupancy or sub-leasing of real property in the ordinary course of business that would not materially interfere with the required use of such real property by any Group Member;

(i)                                     the sale or discount, in the ordinary course of business, of overdue or otherwise ineligible accounts receivable arising in the ordinary course of business, in connection with the compromise or collection thereof;

(j)                                     transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(k)                                  Liens expressly permitted by Section 6.02;

(l)                                     Restricted Payments expressly permitted by Section 6.07; and

(m)                               sales necessary to effect sale and leaseback transactions specified on Schedule 6.15;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a), (c), (d), (f), (g), (i), (j), (k) and (l) above) shall be made for fair value and for at least 75% cash consideration.

Section 6.05.                             Lines of Business.  No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Group Members on the Effective Date (after giving effect to the Acquisition) and businesses reasonably related thereto.

Section 6.06.                             Investments and Acquisitions.  No Loan Party will, nor will it permit any of its Subsidiaries to, make or suffer to exist any Investment in any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)                                  Permitted Investments, subject to Control Agreements in favor of the Administrative Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties to the extent required under the Loan Documents;

(b)                                 Investments (other than Investments expressly permitted under paragraph (a) of this Section) existing on the date hereof and set forth on Schedule 6.06;

(c)                                  Investments by (i) the Borrower in any Subsidiary which is a Loan Party or by any Subsidiary of the Borrower in any Subsidiary which is a Loan Party or in the Borrower; (ii) Holdings in the Borrower, (iii) any Subsidiary that is not a Loan Party in any Subsidiary that is not a Loan Party and (iv) any Loan Party (other than Holdings) in a Subsidiary that is not a Loan Party not exceeding $10,000,000 in the aggregate for all Investments by Loan Parties in Subsidiaries that are not Loan Parties;

(d)                                 the Acquisition;

(e)                                  any Permitted Acquisition if, prior to and after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio shall be at least 1.20 to 1.0 as of the end of the most recent fiscal month for which financial statements have been delivered and (iii) Availability shall be at least 25% of the Revolving Commitments; provided that (x) the Acquisition Consideration (excluding consideration consisting of (1) Equity Interests (other than Disqualified Equity Interests of Holdings) in Griffon, or, after a Permitted Change of Control Transaction, Holdings) and (2) a direct or indirect cash equity contribution from Griffon to Holdings for the purpose of funding (in whole or in part) such Permitted Acquisition) for such Permitted Acquisition (or a series of related Permitted Acquisitions) does not exceed $100,000,000, (y) the aggregate Acquisition Consideration (excluding consideration consisting of (1) Equity Interests (other than Disqualified Equity Interests of Holdings) in Griffon, or, after a Permitted Change of Control Transaction, Holdings and (2) a direct or indirect cash equity contribution from Griffon to Holdings for the purpose of funding (in whole or in part) such Permitted Acquisition) for all Permitted Acquisitions consummated after the Effective Date in reliance on this Section 6.06(e) does not exceed $300,000,000 and (z) the aggregate Acquisition Consideration (excluding consideration consisting of Equity Interests (other than Disqualified Equity Interests) in Griffon, or, after a Permitted Change of Control Transaction, Holdings) that is attributable to Investments in such Persons that are not wholly-owned Domestic Subsidiaries that become Guarantors at the time of such Permitted Acquisition may not exceed $50,000,000 in the aggregate since the Effective Date, except to the extent such Investments are treated, at the time of such Permitted Acquisition, as Investments in such Person pursuant to Section 6.06 and such Investments are permitted to be made thereunder (other than pursuant to this clause (e) and Section 6.06(l)) at such time;

(f)                                    purchases of inventory and other property to be sold or used in the ordinary course of business;

(g)                                 any Restricted Payments expressly permitted by Section 6.07;

(h)                                 extensions of trade credit in the ordinary course of business;

(i)                                     Investments arising in connection with the incurrence of Indebtedness expressly permitted by Section 6.01(a);

(j)                                     Investments (including debt obligations) received in the ordinary course of business by any Group Member in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(k)                                  Investments of any Group Member under Swap Agreements expressly permitted hereunder;

(l)                                     Investments of any Person in existence at the time such Person becomes a Subsidiary pursuant to a transaction expressly permitted by any other paragraph of this Section (other than the Acquisition); provided that such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;

(m)                               Investments resulting from pledges and deposits referred to in paragraphs (c) and (d) of the definition of “Permitted Encumbrances”;

(n)                                 the forgiveness or conversion to equity of any Indebtedness expressly permitted by Section 6.01(a)(ii) subject to the limitations of Section 6.06(c);

(o)                                 negotiable instruments and deposits held in the ordinary course of business; and

(p)                                 in addition to Investments otherwise expressly permitted by this Section, Investments not exceeding in the aggregate $25,000,000.

Section 6.07.                             Restricted Payments.  (a)  No Loan Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)                                     each of Holdings and the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock;

(ii)                                  the Borrower may declare and pay to Holdings (including, without limitation, for distribution, prior to a Permitted Change of Control Transaction, to the Parent and ultimately to Griffon) (x) dividends, or make other payments, to pay the Borrower’s allocated share of overhead and expenses (other than interest expense) (provided that any expenses related to or resulting from the accelerated vesting of any equity-based compensation program, time-vested management incentive program or management bonus program of Griffon, Holdings or its Affiliates in connection with a Permitted Change of Control Transaction (such expenses, “Acceleration Expenses”) paid by the Borrower to Holdings shall not exceed $20,000,000 in the aggregate) incurred by Holdings in accordance with the exercise of the reasonable business judgment of Holdings, so long as such amounts are used for such purposes within 60 days after such amounts are paid; provided that the payments made pursuant to this Section 6.07(a)(ii)(x) shall be limited to (A) payments by the Borrower to pay its allocated share of (I) audit and accounting fees and expenses, including costs of internal audit, paid or payable to any third-party provider (other than Holdings, Parent, Griffon or any of their respective affiliates); (II) insurance premiums, fees and expenses, including brokerage and other related fees and expenses, paid or payable to any third-party provider (other than Holdings, Parent, Griffon or any of their respective affiliates) and amounts paid or payable in connection with the settlement of any insurance claim to any third party (other than Holdings, Parent, Griffon or any of their respective affiliates); (III) environmental fees and expenses paid or payable to any third-party provider (other than Holdings, Parent, Griffon or any of their respective affiliates); (IV) administration, consulting and other fees and expenses paid or payable to any third-party provider (other than Holdings, Parent, Griffon or any of their respective affiliates) relating to welfare benefits, plans and arrangements, and relating to Griffon’s 401(k) plan; and (V) legal, professional and consulting fees and expenses paid or payable to any third-party provider (other than Holdings, Parent, Griffon or any of their respective affiliates) (it being understood that payments by the Borrower to pay its allocated share of the items listed in the foregoing clauses (I) through (V), other than with respect to Acceleration Expenses, shall be permitted under this Section 6.07(a)(ii)(x) regardless of amount) and (B) other payments not exceeding $7,500,000 in any fiscal year of Holdings and its Subsidiaries, (y) dividends or other payments that are used to reimburse Griffon for the fair market value, as reasonably determined by the Borrower in good faith, of any grants made to employees of any Group Member pursuant to an equity-based compensation program, time-vested management incentive program or management bonus program of Griffon, Holdings or its Affiliates; provided that any such payments made pursuant to this Section 6.07(a)(ii)(y) shall not exceed $5,000,000 in any fiscal year of Holdings and (z) payments to Griffon, Parent or their respective Affiliates of management fees pursuant to and to the extent expressly contemplated by the Management Agreement as in effect as of the Closing Date, so long as prior to and immediately after giving effect to any such payments, no Default shall have occurred and be continuing; provided that payments made pursuant to this Section 6.07(a)(ii)(z) in any fiscal year of Holdings and its Subsidiaries shall not exceed the greater of (i) $250,000 and (ii) 7.50% of pre-tax consolidated net income for such fiscal year (which, for purposes of this Section 6.07(a)(ii)(z) shall be calculated, for any fiscal year of Holdings and its Subsidiaries, as the net income of the Group Members for such fiscal year plus foreign, Federal, state and local income taxes deducted in determining net income for such fiscal year); provided that any such payments made pursuant to this Section 6.07(a)(ii) must be deducted (to the extent not already so deducted) from the Net Income of Holdings and its Subsidiaries;

(iii)                               the Borrower may declare and pay dividends, distributions or otherwise make payments with respect to its Equity Interests to any Person of which the Borrower is a direct or indirect Subsidiary and with whom the Borrower files a consolidated, combined, unitary or affiliated income tax return at such time (“Consolidated Return”) and in such amounts as shall be required by such Person to pay the tax liability in respect of such return to the extent such liability is directly attributable to the income of the Borrower and any Subsidiaries (the “Borrower Consolidated Group”) that file with such Person a Consolidated Return; provided that the total amount of any dividends, distributions or payments made pursuant to this clause for any taxable period shall not exceed the amount that the Borrower Consolidated Group would be required to pay in respect of Federal, state and local income Taxes for such period, determined taking into account any available net operating loss carryovers or other tax attributes of the Borrower Consolidated Group as if the Borrower Consolidated Group filed a separate Consolidated Return, less the amount of any such Taxes paid directly by the Borrower Consolidated Group;

(iv)                              the Loan Parties may make payments of regularly scheduled interest and principal payments as and when due in respect of any Permitted Subordinated Debt permitted by Section 6.01(a)(xiii) owing to Griffon or its Subsidiaries (other than Group Members); and

(v)                                 the Borrower may declare and pay to Holdings (for distribution, prior to a Permitted Change of Control Transaction, to the Parent and ultimately to Griffon, if applicable) dividends, or make other payments, not otherwise permitted hereunder in any fiscal year so long as, after giving pro forma effect to such payment, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) Availability shall be at least 25% of the Revolving Commitment for each of the most recent 30 days (or, if less, the number of days elapsed since the Effective Date) and, after giving effect thereto;

provided that nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary of the Borrower to the Borrower, any other Subsidiary of the Borrower or, if applicable, any minority shareholder of such Subsidiary (in accordance with the percentage of the Equity Interests of such Subsidiary owned by such minority shareholder); provided further than no Restricted Payments may be made to Griffon, the Parent or their respective Affiliates (other than Holdings and its Subsidiaries) following a Permitted Change of Control Transaction.

(b)                                 No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)                                     payment of Indebtedness created under the Loan Documents or payments on Indebtedness owed by a Subsidiary of a Loan Party to a Loan Party or by a Loan Party to any other Loan Party;

(ii)                                  (A) mandatory prepayment of Indebtedness under the Term Loan Credit Agreement under Section 2.11 of the Term Loan Credit Agreement (as in effect on the date hereof); provided that the Loan Parties have complied with the requirements of Section 2.11(c) and (B) so long as immediately before and immediately after giving pro forma effect thereto (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio shall be at least 1.20 to 1.0 as of the end of the most recent fiscal month for which financial statements have been delivered, and (iii) Availability shall be not less than $25,000,000 for each of the most recent 30 days (or, if less, the number of days elapsed since the Effective Date) and after giving effect thereto, optional prepayments of Indebtedness under the Term Loan Documents (including, without limitation, repurchases under Section 2.10(c) of the Term Loan Credit Agreement);

(iii)                               payments in respect of any Swap Agreement permitted under this Agreement and payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof, provided that principal payments (including, without limitation, any payment due at maturity or any partial or full repayment upon demand or otherwise) in respect of Indebtedness owed to Griffon or any subsidiary of Griffon that is not a Group Member shall only be permitted so long as, after giving pro forma effect to such payment, (A) no Default or Event of Default shall have occurred and be continuing and (B) Availability shall be at least 25% of the Revolving Commitments for each of the most recent 30 days (or, if less, the number of days elapsed since the Effective Date) and, after giving effect thereto;

(iv)                              refinancings of Indebtedness to the extent expressly permitted by Section 6.01; and

(v)                                 payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

Section 6.08.                             Transactions with Affiliates.  No Loan Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)                                  transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Group Member than could be obtained on an arm’s length basis from a Person that is not an Affiliate;

(b)                                 transactions (i) between or among the Borrower and its wholly-owned Subsidiaries that are Loan Parties and not involving any other Affiliate or (ii) between or among wholly-owned Foreign Subsidiaries and not involving any other Affiliate;

(c)                                  any Investments expressly permitted by Section 6.06; provided that this Section 6.08(c) (i) shall not permit Investments in Equity Interests of Griffon or any of its Subsidiaries (other than Group Members) and (ii) any loans, advances or other Investments made by any Group Member to Griffon or any of its Subsidiaries (other than Group Members) shall be made at prices and on terms and conditions not less favorable to such Group Member than could be obtained on an arm’s-length basis from a Person that is not an Affiliate;

(d)                                 any Restricted Payment expressly permitted by Section 6.07; and

(e)                                  any Affiliate who is a natural person may serve as an employee or director of any Loan Party and receive reasonable compensation for his services in such capacity.

Section 6.09.                             Restrictive Agreements.  No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Group Member to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Group Member or to Guarantee Indebtedness of any Group Member, except:

(a)                                  restrictions and conditions imposed by (i) law, (ii) this Agreement, (iii) the Term Loan Credit Agreement or (iv) any other Term Loan Document, provided that the restrictions and conditions contained in any such other Term Loan Document are not less favorable to the Lenders than the restrictions and conditions imposed by the Term Loan Credit Agreement;

(b)                                 restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(c)                                  customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;

(d)                                 (solely with respect to clause (i) above) (i) restrictions or conditions imposed by any agreement (other than any Term Loan Document) relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (ii) customary provisions in leases and other contracts restricting the assignment thereof; and

(e)                                  (solely with respect to clause (ii) above) (i) restrictions or conditions imposed by any agreement relating to secured Indebtedness of any Foreign Subsidiary permitted by this Agreement if such restrictions or conditions apply only to the applicable Foreign Subsidiary securing such Indebtedness and (ii) customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.10.                             Swap Agreements.  No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into (a) pursuant to Section 5.16 or any Term Loan Document or (b) in the ordinary course of business to hedge or mitigate risks to which any Group Member is exposed in the conduct of its business or the management of its liabilities.

Section 6.11.                             Fixed Charge Coverage Ratio.  In the event that Availability is at any time less than (a) 12.5% of the lesser of (i) the Borrowing Base and (ii) Revolving Commitments or (b) $15,625,000, the Borrower will not permit the Fixed Charge Coverage Ratio for the most-recently ended twelve fiscal months of the Borrower as of the end of the most recent fiscal month for which financial statements have been delivered and each fiscal month thereafter to be less than 1.0 to 1.0, provided that this covenant shall cease to apply (until any subsequent time, if any, at which Availability is less than (a) or (b) above, as so determined) if Availability exceeds the greater of (i) 17.5% of the Revolving Commitments and (ii) $18,750,000 for 90 consecutive calendar days.

Section 6.12.                             Stock Issuance.  No Loan Party will, nor will it permit any of its Subsidiaries to, issue any additional shares, or any right or option to acquire any shares or any security convertible into any shares, of the Equity Interests of any Subsidiary, except (a) the Equity Interests of any Subsidiary, in connection with dividends in Equity Interests expressly permitted by Section 6.07, (b) the Equity Interests of any Subsidiary to the Borrower or any of its Subsidiaries, (c) the Equity Interests of Holdings (other than Disqualified Equity Interests) issued to Griffon or the Parent in consideration of the Equity Contribution, (d) (i) prior to a Permitted Change of Control Transaction, the Equity Interests (other than Disqualified Equity Interests) of Holdings to Griffon and its Subsidiaries (other than any Group Member) and (ii) after a Permitted Change of Control Transaction, the Equity Interests (other than Disqualified Equity Interests) of Holdings to any Person so long as no Default shall have occurred and be continuing; provided that no Equity Interests of a Loan Party shall be owned by a Subsidiary that is not a Loan Party.

Section 6.13.                             Modifications of Certain Documents.  No Loan Party will, nor will it permit any of its Subsidiaries to, consent to any modification, amendment, supplement or waiver of any of the provisions of (a) its charter, by-laws or other organizational documents or any other agreement or instrument to which any Group Member is a party or is bound, in each case that could reasonably be expected to have a Material Adverse Effect or (b) except as permitted by Section 6.01(a)(xiii)(II), any Permitted Subordinated Debt, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders) or (c) the Management Agreement.

Section 6.14.                             Passive Holding Company Status.  Holdings will not (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents or the Term Loan Documents to which it is a party and (z) obligations with respect to its Equity Interests, or (iii) own, lease, manage or otherwise operate any properties or assets (other than cash, cash equivalents or other than the ownership of shares of Equity Interests of the Borrower).

Section 6.15.                             Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Group Member that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Group Member acquires or completes the construction of such fixed or capital asset.  Notwithstanding the foregoing, no transaction or arrangement shall be restricted under this Section 6.15 if, in connection with such transaction or arrangement, any Indebtedness or Lien incurred is permitted to be incurred under Section 6.01 and Section 6.02 and any sale or transfer is treated as a sale under Section 6.04(e) and permitted thereunder.

Section 6.16.                             Fiscal Year.  Holdings shall not permit its fiscal year or the fiscal year of any of its Subsidiaries to end on a day other than on (or, in the case of certain Subsidiaries, about) September 30.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable in accordance with the terms hereof, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any reimbursement obligation in respect of any LC Disbursement or any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable in accordance with the terms hereof, and such failure shall continue unremedied for a period of five or more Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan

Document or any amendment or modification hereof or thereof, shall prove to have been false or misleading when made or deemed made in any material respect;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.01(a) or Section 5.01(b) and such failure shall continue unremedied for a period of 15 or more days or (ii) Section 5.02 or Section 5.03 (with respect to a Loan Party’s existence) or in Article VI or any Loan Party shall default in the performance of any of its obligations contained in Sections 4.1(d), (e) or (f), 4.7(a) or (b), 4.11 or 4.14 of the Security Agreement or Article VII of the Security Agreement;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in paragraph (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender);

(f)                                    any Group Member shall fail to make any payment (whether of principal or interest and regardless of amount and including any payment in settlement of a Swap Agreement) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue unremedied beyond any applicable grace period;

(g)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Group Member (and, prior to a Permitted Change of Control Transaction, Griffon or the Parent) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (and, prior to a Permitted Change of Control Transaction, Griffon or the Parent) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or undischarged for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Group Member (and, prior to a Permitted Change of Control Transaction, Griffon or the Parent) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                     any Group Member (and, prior to a Permitted Change of Control Transaction, Griffon or the Parent) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                  one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against any Group Member or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or vacated or, in respect with such judgment, any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Group Member to enforce any such judgment;

(l)                                     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)                               a Change of Control shall occur;

(n)                                 any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action based on any such written assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms)

(o)                                 the Guaranty contained in Article X shall for whatever reason cease to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(p)                                 the Liens created by the Collateral Documents shall at any time not constitute a valid and perfected Lien on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein), free and clear of all other Liens (other than Liens expressly permitted under Section 6.02 or under the Collateral Documents), or, except for expiration in accordance with its terms, any of the Collateral Documents shall for whatever reason be terminated or cease to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or the enforceability thereof shall be contested by any Loan Party or any Affiliate of any Loan Party;

then, and in every such event (other than any event described in paragraphs (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

To the extent requested, the Administrative Agent shall promptly upon receipt thereof forward to each Lender a copy of each Report.  Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

ARTICLE IX

Miscellaneous

Section 9.01.                             Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                                     if to any Loan Party, to the Borrower at:

Clopay Ames True Temper Holding Corp.

8585 Duke Blvd.

Mason, Ohio 45040

Attention:  Treasurer

Fax:  513-770-6544

with a copy, prior to a Permitted Change of Control Transaction, to:

Griffon Corporation

712 Fifth Avenue, 18th Floor

New York, New York 10019

Attention:  Chief Financial Officer

Fax:  516-932-1169

(ii)                                  if to the Administrative Agent, the Swingline Lender or JPMorgan, as Issuing Bank, to JPMorgan Chase Bank, N.A. at:

270 Park Avenue, 44th Floor

Mailcode:  NY1-K855

New York, NY 10017

Attention:  Donna DiForio

Fax:  646-534-2274

(iii)                               if to Bank of America, N.A., as Issuing Bank, to:

Bank of America, N.A.

225 Franklin Street — MA1-225-02-05

Boston, MA 02110

Attention: Christopher M. O’Halloran

Fax: 312-453-6319

(iv)                              if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02.                             Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Subject to Section 2.09(h), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) (A) increase the Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.04) or (B) change Section 2.09(f) or otherwise increase the aggregate Revolving Commitments such that, in either case, the aggregate Revolving Commitments would exceed $150,000,000, without the written consent of each Lender (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest, fees or other Obligations payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) amend Section 2.09(h)(iv) without the written consent of the Supermajority Lenders, (v) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (vi) increase the advance rates set forth in the definition of Borrowing Base (or change the constituent definitional provisions thereof in a manner having the effect of increasing the advance rates) without the written consent of the Supermajority Lenders, (vii) add new categories of eligible assets or otherwise change the definition of the Borrowing Base or any eligibility criteria incorporated therein that, in each case, has the effect of increasing Availability, without the written consent of the Supermajority Lenders, (viii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (ix) release any Guarantor from its obligation under its Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (x) except as provided in clauses (c) and (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender or (xi) subordinate the Obligations to any other obligation without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be.  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)                                  The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its Permitted Discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments, payment and satisfaction in full of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its Permitted Discretion, release its Liens on Collateral valued in the aggregate not in excess of $7,500,000 during any calendar year without the prior written authorization of the Required Lenders.  Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)                                 If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.14 and Section 2.16, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.  Any such replaced Non-Consenting Lender shall not be responsible for any assignment fee.

Section 9.03.                             Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and, if necessary, one local counsel in any applicable jurisdiction, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Banks or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, it being agreed that the Borrower shall not be responsible for the fees and expenses of more than one counsel for both the Administrative Agent and the Lenders and, if necessary, one local counsel in any applicable jurisdiction (and, in the case of a conflict of interest, one additional counsel per group of similarly affected parties and one additional local counsel in any applicable jurisdiction, if reasonably necessary).  Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)                                     appraisals and insurance reviews;

(ii)                                  field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)                               taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv)                              sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v)                                 forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

(vi)                              All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)                                 The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Group Member, or any Environmental Liability related in any way to any Group Member, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d)                                 To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04.                             Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)  the Issuing Banks.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about Griffon, the Parent, any Group Member and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)  without the prior written consent of each of the Administrative Agent and the Borrower, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(1)                                  Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) without the prior written consent of each of the Administrative Agent and the Borrower, no participation shall be sold to a prospective Participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.  Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(2)                                  A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  No Participant shall be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(e) as though it were a Lender.

(c)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05.                             Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06.                             Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07.                             Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.                             Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or such Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09.                             Release of Collateral.  Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification obligations) have been paid in full and all Commitments have terminated or expired, upon the reasonable request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.  Notwithstanding the foregoing, upon the reasonable request of the Borrower in connection with any disposition of assets or property of Holdings or any of its Subsidiaries permitted hereunder, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral being disposed of in such disposition, and to release any guarantee obligations provided for in any Loan Document of any Person being disposed of in such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

Section 9.10.                             Governing Law; Jurisdiction; Consent to Service of Process.  (a)  The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)                                 Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                                  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.11.                             WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12.                             Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13.                             Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.13 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING GRIFFON AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.14.                             Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, no Issuing Bank or Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

Section 9.15.                             USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.16.                             Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.17.                             Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.18.                             Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.19.                             Effect of Agreement.  (a) On the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety.  The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date and (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement.

(b)                                 On the Effective Date, (i) any Lender (as defined in the Existing Credit Agreement) that is not a Lender under this Agreement shall have no Commitments or obligations hereunder and (ii) participations in the Griffon Letters of Credit shall be allocated among the Lenders in accordance with their respective Applicable Percentages of the related LC Exposure.

ARTICLE X

Guaranty

Section 10.01.                       Guaranty.  Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Secured Parties in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may, to the extent permitted by the terms of this Agreement or any other Loan Document, be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02.                       Guaranty of Payment.  This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue the Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03.                       No Discharge or Diminishment of Guaranty.  (a)  Except as otherwise provided for herein or in any other Loan Document, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)                                 The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)                                  Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 10.04.                       Defenses Waived.  To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or non-judicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

Section 10.05.                       Rights of Subrogation.  No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Secured Parties.

Section 10.06.                       Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Secured Parties are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

Section 10.07.                       Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 10.08.                       [Reserved].

Section 10.09.                       Maximum Liability.  The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Secured Parties to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Secured Parties hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.10.                       Contribution.  In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying

Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of the Administrative Agent, the Issuing Banks, the Secured Parties and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.11.                       Liability Cumulative.  The liability of each Loan Party as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Secured Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

CLOPAY AMES TRUE TEMPER HOLDING CORP.

By:	/s/ Tom Gibbons
Name: Tom Gibbons
Title: Treasurer

HOLDINGS:

CLOPAY AMES TRUE TEMPER LLC

By:	/s/ Seth L. Kaplan
Name: Seth K. Kaplan
Title: Senior Vice President

OTHER LOAN PARTIES:

CLOPAY PLASTIC PRODUCTS COMPANY, INC.

By:	/s/ Tom Gibbons
Name: Tom Gibbons
Title: Treasurer

CLOPAY BUILDING PRODUCTS COMPANY, INC.

By:	/s/ Tom Gibbons
Name: Tom Gibbons
Title: Treasurer

CLOPAY BUILDING PRODUCTS INTERNATIONAL SALES CORPORATION

By:	/s/ Tom Gibbons
Name: Tom Gibbons
Title: Vice President and Treasurer

CLOPAY TRANSPORTATION COMPANY

By:	/s/ Tom Gibbons
Name: Tom Gibbons
Title: Treasurer

CLOPAY ACQUISITION CORP.

By:	/s/ Seth L. Kaplan
Name: Seth K. Kaplan
Title: Senior Vice President

CHATT HOLDINGS INC.

By:	/s/ David Nuti
Name: David Nuti
Title: Vice President of Finance and CFO

ATT HOLDING CO.

By:	/s/ David Nuti
Name: David Nuti
Title: Vice President of Finance and CFO

AMES TRUE TEMPER, INC.

By:	/s/ David Nuti
Name: David Nuti
Title: Vice President of Finance and CFO

AMES U.S. HOLDING CORP.

By:	/s/ David Nuti
Name: David Nuti
Title: Vice President, Treasurer and Secretary

AMES TRUE TEMPER PROPERTIES, INC.

By:	/s/ David Nuti
Name: David Nuti
Title: CFO and Assistant Secretary

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, an Issuing Bank, Swingline Lender and as a Lender

By:	/s/ Kathleen C. Maggi
Name: Kathleen C. Maggi
Title: Senior Vice President

BANK OF AMERICA, N.A., as an Issuing Bank and as a Lender

By	/s/ Nancy E. Donohue
Name: Nancy E. Donohue
Title: Vice President

Manufacturers and Traders Trust Company, as Lender

By	/s/ William Terragho
Name: William Terragho
Title: Vice President

U.S. Bank National Association, as Lender

By	/s/ Aaron Sceva
Name: Aaron Sceva
Title: Officer

DEUTCHE BANK TRUST COMPANY AMERICAS, as Lender

By	/s/ Stephen R. Lapidus
Name: Stephen R. Lapidus
Title: Director

By	/s/ Phillip Salibe
Name: Phillip Salibe
Title: Director

HSBC Business Credit (USA) Inc., as Lender

By	/s/ Kysha A. Pierre-Louis
Name: Kysha A. Pierre-Louis
Title: Vice President

Wells Fargo Capital Finance, LLC, as Lender

By	/s/ Mark Bradford
Name: Mark Bradford
Title: SVP